                                                                     EXHIBIT 2.3


                                                                         10-5-00


                            ASSET EXCHANGE AGREEMENT


                                     BETWEEN


                        EMMIS COMMUNICATIONS CORPORATION
              EMMIS 106.5 FM BROADCASTING CORPORATION OF ST. LOUIS
                 EMMIS 106.5 FM LICENSE CORPORATION OF ST. LOUIS


                                       AND


                      BONNEVILLE INTERNATIONAL CORPORATION
                           BONNEVILLE HOLDING COMPANY




                                OCTOBER __, 2000

         TABLE OF CONTENTS


RECITALS 1
         ARTICLE I TERMINOLOGY                                                                       1
                  1.1      Defined Terms.                                                            1
                  1.2      Additional Defined Terms.                                                 5
         ARTICLE II EXCHANGE OF ASSETS                                                               6
                  2.1      Description of Assets.                                                    7
                  2.2      Excluded Assets.                                                          8
                  2.3      Emmis Entities' Assumption of Liabilities.                                9
                  2.4      Bonneville Entities' Assumption of Liabilities.                           10
                  2.5      Exchange of Assets.                                                       10
                  2.6      Allocation of Asset Values.                                               10
                  2.7      Proration Adjustment.                                                     11
                  2.8      Accounts Receivable.                                                      13
     ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE EMMIS ENTITIES                                14
                  3.1      Organization, Good Standing and Requisite Power.                          14
                  3.2      Authorization and Binding Effect of Documents.                            15
                  3.3      Absence of Conflicts.                                                     15
                  3.4      Consents.                                                                 15
                  3.5      Emmis Assets; Title.                                                      15
                  3.6      Emmis FCC Licenses.                                                       15
                  3.7      Station Agreements.                                                       17
                  3.8      Tangible Personal Property.                                               18
                  3.9      Emmis Real Property.                                                      18
                  3.10     Intellectual Property.                                                    19
                  3.11     [INTENTIONALLY OMITTED]
                  3.12     Absence of Certain Changes or Events.                                     20
                  3.13     Litigation.                                                               21
                  3.14     Labor Matters                                                             21
                  3.15     [INTENTIONALLY OMITTED]
                  3.16     Compliance with Law                                                       22
                  3.17     [INTENTIONALLY OMITTED.]                                                  22
                  3.18     Environmental Matters                                                     22
                  3.19     Broker's or Finder's Fees                                                 23
                  3.20     Insurance                                                                 23
                  3.21     Transactions with Affiliates                                              24
                  3.22     Emmis Subsidiaries' Qualification                                         24
                  3.23     WARN Act                                                                  24
                  3.24     Emmis Rights Under Sinclair Agreement.                                    24
                  3.25     Exclusivity of Representations.                                           24
         ARTICLE IV REPRESENTATIONS AND WARRANTIES  OF THE BONNEVILLE ENTITIES                       25
                  4.1      Organization, Good Standing and Requisite Power.                          25
                  4.2      Authorization and Binding Effect of Documents.                            25
                  4.3      Absence of Conflicts.                                                     25
                  4.4      Consents.                                                                 26
                  4.5      Bonneville Assets; Title.                                                 26
                  4.6      Bonneville FCC Licenses.                                                  26
                  4.7      Station Agreements.                                                       27
                  4.8      Tangible Personal Property.                                               29
                  4.9      Bonneville Real Property.                                                 29
                  4.10     Intellectual Property.                                                    30
                  4.11     [INTENTIONALLY OMITTED]

                  4.12     Absence of Certain Changes or Events.                                     30
                  4.13     Litigation.                                                               31
                  4.14     Labor Matters                                                             32
                  4.15     [INTENTIONALLY OMITTED]
                  4.16     Compliance with Law                                                       32
                  4.17     [INTENTIONALLY OMITTED.]                                                  33
                  4.18     Environmental Matters                                                     33
                  4.19     Broker's or Finder's Fees                                                 34
                  4.20     Insurance                                                                 34
                  4.21     Transactions with Affiliates                                              34
                  4.22     Bonneville Entities' Qualification                                        34
                  4.23     WARN Act                                                                  34
                  4.24     Exclusivity of Representations.                                           35
         ARTICLE V OTHER COVENANTS                                                                   35
                  5.1      Conduct of Each Station's Business Prior to the Closing Date              35
                  5.2.     Notification of Certain Matters                                           37
                  5.3      HSR Filings                                                               37
                  5.4      FCC Filing                                                                37
                  5.5      Title; Additional Documents                                               38
                  5.6      Other Consents                                                            38
                  5.7      Inspection and Access; Financial Information                              38
                  5.8      Confidentiality                                                           38
                  5.9      Publicity                                                                 39
                  5.10     Material Adverse Effect                                                   39
                  5.11     Commercially Reasonable Efforts                                           39
                  5.12     FCC Reports and Applications                                              39
                  5.13     Tax Returns and Payments                                                  40
                  5.14     No Solicitation                                                           40
                  5.15     Audited Financial Statements                                              40
                  5.16     Disclosure Schedules.                                                     40
                  5.17     Bulk Sales Law.                                                           41
                  5.18     Multi-Station Agreements.                                                 41
                  5.19     Emmis Station Real Estate.                                                41
                  5.20     Sinclair Closing.                                                         42
         ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF THE EMMIS ENTITIES TO CLOSE            42
                  6.1      Accuracy of Representations and Warranties; Closing Certificate.          42
                  6.2      Performance of Agreement                                                  43
                  6.3      FCC Order                                                                 43
                  6.4      HSR Act                                                                   43
                  6.5      Opinions of Bonneville Entities' Counsel                                  43
                  6.6      Required Consents                                                         44
                  6.7      Delivery of Closing Documents                                             44
                  6.8      No Adverse Proceedings.                                                   44
                  6.9      Concurrent Conveyances.                                                   44
                  6.10     Closing Under Sinclair Agreement.                                         44
         ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BONNEVILLE ENTITIES TO CLOSE      44
                  7.1      Accuracy of Representations and Warranties; Closing Certificate.          44
                  7.2      Performance of Agreement                                                  45
                  7.3      FCC Order                                                                 45
                  7.4      HSR Act                                                                   45
                  7.5      Opinions of Emmis Entities' Counsel                                       45
                  7.6      Required Consents                                                         46
                  7.7      Delivery of Closing Documents                                             46

                  7.8      No Adverse Proceedings.                                                   46
                  7.9      Concurrent Conveyances.                                                   46
                  7.10     Closing Under the Sinclair Agreement.                                     46
         ARTICLE VIII CLOSING                                                                        46
                  8.1      Time and Place.                                                           46
                  8.2      Deliveries by the Bonneville Entities                                     47
                  8.3      Deliveries by the Emmis Entities                                          48
         ARTICLE IX INDEMNIFICATION                                                                  49
                  9.1      Survival                                                                  49
                  9.2      Indemnification by the Emmis Entities                                     49
                  9.3      Indemnification by the Bonneville Entities                                50
                  9.4      Administration of Indemnification                                         50
                  9.5      Mitigation and Limitation of Damages                                      51
         ARTICLE X TERMINATION                                                                       51
                  10.1     Right of Termination                                                      51
                  10.2     Obligations Upon Termination                                              52
                  10.3     Termination Notice                                                        52
                  10.4     Single Party                                                              52
         ARTICLE XI CONTROL OF STATIONS                                                              52
         ARTICLE XII EMPLOYMENT MATTERS                                                              53
                  12.1     KZLA Employees                                                            53
                  12.2     Emmis Stations' Employees                                                 53
         ARTICLE XIII MISCELLANEOUS                                                                  54
                  13.1     Further Actions                                                           54
                  13.2     Payment of Expenses                                                       54
                  13.3     Specific Performance                                                      54
                  13.4     Notices                                                                   55
                  13.5     Entire Agreement                                                          56
                  13.6     Binding Effect; Benefits                                                  56
                  13.7     Assignment                                                                56
                  13.8     Governing Law                                                             56
                  13.9     Amendments and Waivers                                                    56
                  13.10    Severability                                                              56
                  13.11    Headings                                                                  56
                  13.12    Counterparts                                                              57
                  13.13    References                                                                57
                  13.14    Schedules and Exhibits                                                    57
                  13.15    Joint and Several Liability                                               57
                  13.16    Bonneville Entities Not Responsible for Emmis Entities'
                           Actions Under TBA.                                                        57


SCHEDULES

                  Emmis Entities:

          Schedule 2.2(n)            WKKX Morning Show Excluded Property
          Schedule 2.2(o)            WKKX Excluded Equipment
          Schedule 2.2(r)            Excluded Contracts and Employees
          Schedule 3.1               Qualification to Do Business
          Schedule 3.3               Absence of Conflicts
          Schedule 3.5(b)            Liens to be Released Prior to Closing
          Schedule 3.6               FCC Licenses
          Schedule 3.7(a)            Trade Agreements
          Schedule 3.7(b)            Station Agreements
          Schedule 3.7(c)            Affiliate Agreements
          Schedule 3.8               Tangible Personal Property
          Schedule 3.9               Real Property Interests
          Schedule 3.10              Intellectual Property
          Schedule 3.12              Absence of Certain Changes or Events
          Schedule 3.13              Litigation
          Schedule 3.14(a)           Labor Matters
          Schedule 3.14(c)           List of Employees
          Schedule 3.16              Compliance with Law
          Schedule 3.18              Environmental Matters
          Schedule 3.19              Broker's or Finder's Fees
          Schedule 3.21              Transactions with Affiliates
          Schedule 3.22              Emmis Subsidiaries' Qualification
          Schedule 12.2(a)           Excluded Employees

Bonneville Entities:

          Schedule 4.3               Absence of Conflicts
          Schedule 4.6               FCC Licenses
          Schedule 4.7(a)            Trade Agreements
          Schedule 4.7(b)            Station Agreements
          Schedule 4.7(c)            Affiliate Agreements
          Schedule 4.7(d)            Station Agreement Details
          Schedule 4.8               Tangible Personal Property
          Schedule 4.9               Real Property Interests
          Schedule 4.10              Intellectual Property
          Schedule 4.11              Financial Statements
          Schedule 4.12              Absence of Certain Changes or Events
          Schedule 4.13              Litigation
          Schedule 4.14(a)           Labor Matters
          Schedule 4.14(c)           List of Employees
          Schedule 4.16              Compliance with Law
          Schedule 4.18              Environmental Matters
          Schedule 4.19              Broker's or Finder's Fees
          Schedule 4.21              Transactions with Affiliates
          Schedule 4.22              Bonneville Entities' Qualification
          Schedule 12.2(c)           Bonneville Severance Cap
          Schedule 12.2(e)           Bonneville Prior Service Credit Policy


EXHIBITS

Exhibit A                  Sublease
Exhibit B                  KIHT Sublease

     ASSET EXCHANGE AGREEMENT

     THIS ASSET EXCHANGE AGREEMENT (the "Agreement"), dated as of October   ,
2000, among EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation ("Emmis"), EMMIS 106.5 FM BROADCASTING CORPORATION OF ST. LOUIS, an Indiana corporation ("Emmis Operating Subsidiary"), and EMMIS 106.5 FM LICENSE CORPORATION OF ST. LOUIS, a California corporation ("Emmis License Subsidiary", and together with Emmis Operating Subsidiary, the "Emmis Subsidiaries"; and Emmis together with the Emmis Subsidiaries, the "Emmis Entities"); and BONNEVILLE INTERNATIONAL CORPORATION, a Utah corporation ("Bonneville International"), and BONNEVILLE HOLDING COMPANY, a Utah corporation ("Bonneville Holding", and together with Bonneville International, the "Bonneville Entities").

                                    RECITALS

         WHEREAS, Emmis has entered into an Asset Purchase Agreement dated June 21, 2000 (the "Sinclair Agreement") with Sinclair Broadcast Group, Inc. and two of its indirect subsidiaries (collectively, the "Sinclair Entities") pursuant to which Emmis has agreed to buy, and the Sinclair Entities have agreed to sell, among other assets, substantially all of the assets used in the operation of radio stations WRTH (AM), St. Louis, Missouri ("WRTH"), WIL-FM, St. Louis, Missouri ("WIL"), and WVRV (FM), East St. Louis, Illinois ("WVRV", and collectively with WRTH and WIL, the "Sinclair Stations");

         WHEREAS, Emmis will (i) assign to Emmis License Subsidiary the right under the Sinclair Agreement to acquire the broadcast licenses used in the operation of the Sinclair Stations, and (ii) assign to Emmis Operating Subsidiary the right under the Sinclair Agreement to acquire substantially all the assets (other than the broadcast licenses) used in the operation of the Sinclair Stations;

         WHEREAS, Emmis Operating Subsidiary owns and operates radio station WKKX (FM), Granite City, Illinois ("WKKX", and together with the Sinclair Stations, the "Emmis Stations"), and Emmis License Subsidiary holds the broadcast licenses used in the operation of WKKX;

         WHEREAS, Bonneville International owns and operates radio station KZLA
(FM), Los Angeles, California ("KZLA"), and Bonneville Holding holds the broadcast licenses used in the operation of KZLA;

         WHEREAS, Emmis Operating Subsidiary, BIC and BHC have entered into a Time Brokerage Agreement ("TBA") dated as of July 31, 2000, pursuant to which Emmis Operating Subsidiary purchases airtime on KZLA and provides programming on KZLA;

         WHEREAS, subject to the terms and conditions of this Agreement, the Emmis Entities desire that the Emmis Subsidiaries convey to the Bonneville Entities all of the Emmis Subsidiaries' right, title and interest in substantially all of the assets of the Emmis Stations, and the Bonneville Entities desire to convey to the Emmis Subsidiaries all of the Bonneville Entities' right, title and interest in substantially all of the assets of KZLA; and

         WHEREAS, the Emmis Entities and the Bonneville Entities desire that the reciprocal conveyances of like-kind assets contemplated by this Agreement shall constitute like-kind exchanges (collectively, the "Like-Kind Exchange") qualifying for nonrecognition of gain treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, provided that, subject to complying with the terms of this Agreement, no party to this Agreement shall be responsible for the tax consequences of any other party arising from the transactions contemplated by this Agreement.


                                    ARTICLE I
                                   TERMINOLOGY

         1.1      DEFINED TERMS.

         As used herein, the following terms shall have the meanings indicated:

         Affiliate: With respect to any specified Person, another Person which, directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

         Appraisal Firm: BIA Consulting, Inc.

         Assets: When used with respect to the Emmis Entities as the Transferring Party, the Emmis Assets; and when used with respect to the Bonneville Entities as the Transferring Party, the Bonneville Assets.

         Assumed Obligations: Either the Emmis Assumed Obligations or the Bonneville Assumed Obligations.

         Benefit Plans: All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of any Emmis Station or KZLA, as applicable, or the beneficiaries or dependents of such employee or former employee, which are or have been established or maintained and are currently in effect, or to which contributions are being made by the owner of such Station or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with such owner under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which any owner or any Related Person is obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements.

         Bonneville Assets: The Bonneville Operating Assets and the Bonneville License Assets collectively, but excluding the Bonneville Excluded Assets.

         Bonneville Excluded Assets: The assets excluded from the Bonneville Operating Assets pursuant to Section 2.2.

         Bonneville License Assets: The FCC Licenses used or held for use in the operation of KZLA.

         Bonneville Operating Assets: All of the tangible and intangible assets used or held for use in the operation of KZLA as operated on June 21, 2000, other than the Bonneville License Assets and the Bonneville Excluded Assets.

         Code: The Internal Revenue Code of 1986, as amended, together with all regulations and rulings thereunder by any governmental authority.

         Documents: This Agreement, all Exhibits and Schedules hereto, the TBA and each other agreement, side letter, certificate or instrument delivered in connection with this Agreement.

         Emmis Assets: The Emmis Operating Assets and the Emmis License Assets collectively, but excluding the Emmis Excluded Assets.

         Emmis Excluded Assets: The assets excluded from the Emmis Operating Assets pursuant to Section 2.2.

         Emmis License Assets: The FCC Licenses used or held for use in the operation of the Emmis Stations.

         Emmis Operating Assets: All of the tangible and intangible assets used or held for use in the operation of the Emmis Stations as operated on June 21, 2000, other than the Emmis License Assets and the Emmis Excluded Assets.

         FCC:  Federal Communications Commission.

         FCC Licenses: The licenses, permits and other authorizations issued by the FCC (including associated call signs), all applications for modification, extension or renewal thereof, and any applications pending for any new licenses, permits or authorizations.

         FCC Order: The order or decision of the FCC (or its delegatee) granting its consent to the assignment of all the Emmis FCC Licenses to Bonneville Holding and the assignment of all the Bonneville FCC Licenses to Emmis License Subsidiary.

         Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

         Knowledge (or any derivative thereof): In the case of the Emmis Entities, exclusively, (i) with respect to the Sinclair Stations, the actual knowledge of the President and Chief Executive Officer or the Chief Financial Officer of Sinclair Broadcast Group, Inc. ("SBGI") or Sinclair Communications, Inc. ("SCI"), any other current or former employee of SBGI or SCI designated as "vice president" or any higher office, any other officer of SBGI, SCI or their subsidiaries that are parties to the Sinclair Agreement, the current or former General Manager, Sales Manager or Chief Engineer of any of the Sinclair Stations, the current or former President and Chief Executive Officer or the Chief Financial Officer of Emmis, any other current or former employee of Emmis designated as "vice president" or any higher office, any other officer of the Emmis Subsidiaries, or any employee, representative or agent of Emmis who conducted due diligence on behalf of Emmis with respect to the Sinclair Stations, and (ii) with respect to WKKX, the actual knowledge of the President and Chief Executive Officer or the Chief Financial Officer of Emmis, any other current or former employee of Emmis designated as "vice president" or any higher officer, any other officer of the Emmis Subsidiaries, and the General Manager, Sales Manager or Chief Engineer of WKKX; and in the case of the Bonneville Entities, exclusively, the actual knowledge of the President and Chief Executive Officer or the Chief Financial Officer of either Bonneville Entity, any other employee of either Bonneville Entity designated as corporate "vice president," a "group vice president" or a "vice president" of the KZLA division, any other corporate officer of either Bonneville Entity, and the General Manager, Sales Manager or Chief Engineer of KZLA; provided, however, that any reference to a "former" employee or officer herein shall mean only those persons whose employment with an Emmis Entity or a Sinclair Entity has been terminated since January 1, 2000.

         Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security interest or other similar adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind (including any liens of the Pension Benefit Guaranty Corporation, Internal Revenue Service or any governmental agency), whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale, financing lease or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         Loss: With respect to any Person, any and all losses, costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorney fees, whether or not arising out of a third party claim.

         Material Adverse Condition: A condition which would adversely affect or impair, in any material respect, the right of a Recipient Party to the ownership, use, control or operation of any Station to be transferred to the Recipient pursuant to this Agreement; provided, however, that any condition which requires (i) that the Recipient Party or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or
(ii) that a Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of such Station, shall not be a Material Adverse Condition.

         Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations, in the case of the Emmis Stations, of the Emmis Stations taken as a whole, and in the case of KZLA, of KZLA, except in either case for any such effect resulting from (i) general economic conditions applicable to the radio broadcast industry, (ii) general conditions in the markets in which the applicable Station or Stations operate, or (iii) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay.

         Permitted Lien: (i) Any Lien arising solely by statute (including encumbrances of a landlord) which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the applicable Station's business; (ii) Liens arising in connection with operating leases (but not as to financing leases) under the terms of any Station Agreement; or (iii) any other Liens or imperfections in a Transferring Party's title to any Assets or properties that, individually and in the aggregate, are not material in character or amount to the assets or current or future operations of any Station of the Transferring Party and are not reasonably likely to materially detract from the value or materially interfere with the existing or future use of any of such assets in the current or future operation of the applicable Station.

         Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Recipient Party: When used in relation to the Bonneville Entities as the Transferring Party, the Emmis Subsidiaries; and when used in relation to the Emmis Subsidiaries as the Transferring Party, the Bonneville Entities (or Bonneville International or Bonneville Holding, as the case may be).

         Station, each Station, the Station, a Station or any Station: When used in reference to the Bonneville Entities as the Transferring Party, KZLA; and when used in reference to the Emmis Subsidiaries as the Transferring Party, any of the Emmis Stations.

         Subsidiary: With respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

         Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

         Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

         TBA Contracts: The contracts and agreements that Bonneville International assigned to Emmis Operating Subsidiary pursuant to the TBA.

         TBA Effective Date: The Commencement Date of the TBA as defined in
Section 1 of the TBA.

         Trade Agreements: Station Agreements providing for the sale of time on a Station for other than monetary consideration.

         Transfer Taxes: All sales, use, conveyance, recording and other similar transfer taxes and fees applicable to, imposed upon or arising out of the conveyance by the Transferring Party and the receipt by the Recipient of Assets whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon. Transfer Taxes shall in no event include any net or gross income taxes.

         Transferring Party: Either (i) the Emmis Subsidiaries collectively in their capacity as the transferors of the Emmis Assets under this Agreement, or
(ii) the Bonneville Entities collectively in their capacity as the transferors of the Bonneville Assets under this Agreement.

         1.2      ADDITIONAL DEFINED TERMS.

         As used herein, the following terms shall have the meanings defined in the introduction, recitals or section indicated below:

                  Acquisition Proposal                        Section 5.14
                  Act                                         Section 3.6(b)
                  Adjustment Amount                           Section 2.7(a)
                  Agreement                                   Introduction
                  Appraisal                                   Section 2.6(a)
                  Appraisal Report                            Section 2.6(a)
                  Arbitrating Firm                            Section 2.7(e)
                  Bonneville Assumed Obligations              Section 2.4(c)
                  Bonneville Cap                              Section 9.2(b)
                  Bonneville FCC Licenses                     Section 4.6(a)
                  Bonneville Entities                         Introduction
                  Bonneville Entities' Loss                   Section 9.2(a)
                  Bonneville Holding                          Introduction
                  Bonneville Intellectual Property            Section 4.10
                  Bonneville International                    Introduction
                  Bonneville Leased Real Property             Section 4.9(c)
                  Bonneville Owned Real Property              Section 4.9(b)
                  Bonneville Real Property Lease              Section 4.9(c)
                  Bonneville Severance Cap                    Section 12.2(c)
                  Bonneville Threshold                        Section 9.2(b)
                  CERCLA                                      Section 3.18(f)
                  Closing                                     Section 8.1
                  Closing Date                                Section 8.1
                  Collection Period                           Section 2.8(b)
                  Dispute Notice                              Section 2.7(d)
                  Emmis                                       Introduction
                  Emmis Assumed Obligations                   Section 2.3(a)
                  Emmis Cap                                   Section 9.3(b)
                  Emmis Employees                             Section 12.2(a)
                  Emmis Entities                              Introduction
                  Emmis Entities' Loss                        Section 9.3(a)
                  Emmis FCC Licenses                          Section 3.6(a)
                  Emmis Intellectual Property                 Section 3.10
                  Emmis    License Subsidiary                 Introduction
                  Emmis Operating Subsidiary                  Introduction
                  Emmis Leased Real Property                  Section 3.9(c)
                  Emmis Owned Real Property                   Section 3.9(b)
                  Emmis Real Property Lease                   Section 3.9(c)
                  Emmis Stations                              Recitals
                  Emmis Subsidiaries                          Introduction
                  Emmis Threshold                             Section 9.3(b)
                  ERISA                                       Section 3.15(a)
                  Excluded Assets                             Section 2.2

                  Excluded Employees                          Section 12.2(a)
                  FCC                                         Section 4.22
                  FTC                                         Section 3.22
                  Final Proration Notice                      Section 2.7(d)
                  HSR Act                                     Section 5.3
                  HSR Filings                                 Section 5.3
                  Indemnified Party                           Section 9.4(a)
                  Indemnifying Party                          Section 9.4(a)
                  Intellectual Property                       Section 2.1(e)
                  KIHT Sublease                               Section 5.19(d)
                  KZLA                                        Recitals
                  Like-Kind Exchange                          Recitals
                  Manchester Road Premises                    Section 5.19(a)
                  New Premises                                Section 5.19(c)
                  New Premises Lease                          Section 5.19(c)
                  Party                                       Section 13.13
                  Permits                                     Section 2.1(c)
                  Preliminary Adjustment Report               Section 2.7(d)
                  Real Property                               Section 2.1(b)
                  Retained Receivables                        Section 2.8(a)
                  Section 1031 Schedule                       Section 2.6(b)
                  Sinclair Agreement                          Recitals
                  Sinclair Entities                           Recitals
                  Sinclair Lawsuit                            Section 3.13(b)
                  Sinclair Stations                           Recitals
                  Station Agreements                          Section 2.1(d)
                  Sublease                                    Section 5.19(b)
                  Survival Period                             Section 9.1
                  Tangible Personal Property                  Section 2.1(a)
                  TBA                                         Recitals
                  Transferred Employees                       Section 12.2(a)
                  WIL                                         Recitals
                  WKKX                                        Recitals
                  WRTH                                        Recitals
                  WVRV                                        Recitals


                                   ARTICLE II
                               EXCHANGE OF ASSETS

         2.1      DESCRIPTION OF ASSETS.

         Upon and subject to the terms and conditions of this Agreement and as set forth in Section 2.5, and except to the extent already effected pursuant to the TBA, on the Closing Date, each Transferring Party shall assign, transfer and convey to the Recipient Party all of the Transferring Party's right, title and interest in, to and under the Assets of the Transferring Party, which shall include any right, title and interest in, to and under the following assets and properties of the Transferring Party:

         (a) Tangible Personal Property. All transmitter, antenna and other broadcast equipment, studio equipment, furniture, fixtures, parts, computers and office equipment, materials and supplies, inventories, programming library and other tangible personal property (including all promotional, sales, marketing and format specific programming materials and supplies, operating manuals, and warranties from third parties relating to any such tangible personal property) owned or leased by the Transferring Party and used or held for use in connection with any Station of the Transferring Party, including but not limited to the items listed on Schedule 3.8 for the Emmis Stations, and the items listed on Schedule 4.8 for KZLA, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired collectively between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement and the TBA that are used in the operation of any Station of the Transferring Party (collectively, the "Tangible Personal Property").

         (b) Real Property. The real property listed (together with the interest therein) on Schedule 3.9 for the Emmis Stations, and the real property listed (together with the interest therein) on Schedule 4.9 for KZLA, including in each case all fixtures and improvements thereon and such additional improvements and interests in real property made or acquired by or for the benefit of the Transferring Party between the date hereof and the Closing Date that are used or held for use in the operation of any Station of the Transferring Party, and all easements or other appurtenances for the benefit of such real property (collectively, the "Real Property").

         (c) Permits. The FCC Licenses, and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof or applications therefor) currently in effect and now held by the Transferring Party, including, but not limited to, those listed on
Schedule 3.6 for the Emmis Stations and Schedule 4.6 for KZLA, or hereafter obtained by the Transferring Party between the date hereof and the Closing Date, that are necessary for or related to the operation of any Station of the Transferring Party (the "Permits").

         (d) Station Agreements. All contracts, leases (including, but not limited to, real estate use licenses or occupancy agreements), agreements, commitments and other arrangements, and any amendments or modifications, used or held for use in the operation of such any Station of the Transferring Party as of the date hereof (including, but not limited to, those listed on Schedules 3.7(a), 3.7(b) or 3.9 for the Emmis Stations and those listed on Schedule 4.4 of the TBA and Schedules 4.7(a), 4.7(b), or 4.9 for KZLA) or made or entered into by the Transferring Party between the date hereof and the Closing Date in compliance with this Agreement and used or held for use in the operation of any Station of the Transferring Party (collectively, the "Station Agreements").

         (e) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the applicable call letters, internet addresses, e-mail addresses, websites and domain names, inventions, and any other proprietary material, process, trade secret or trade right principally used by the Transferring Party in the operation of any Station of the Transferring Party, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule
3.10 for any of the Emmis Stations, and those set forth on Schedule 4.10 for KZLA; any additional such items acquired or used or held for use by the Transferring Party in connection with the operation of any Station between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (collectively, the "Intellectual Property").

         (f) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers, journals, data, plans, maps, engineering records, technical drawings and FCC applications pertaining to or used or held for use in the operation of any Station of the Transferring Party, including, but not limited to, computer-readable disk or tape copies of any of such items stored on computer disks or tapes.

         (g) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this
Section 2.1 and now or before Closing owned or used or held for use by the Transferring Party principally in connection with the operation of any Station of the Transferring Party, including but not limited to all goodwill of each Station, and including all studio and office equipment of KIHT as described in
Section 5.19(a).

         2.2      EXCLUDED ASSETS.

         Notwithstanding any provision of this Agreement to the contrary, the Assets of each Transferring Party shall not include the following assets or property (the "Excluded Assets"):

         (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposit, securities, cash deposits made on behalf of any Station of the Transferring Party to secure contract obligations (except to the extent the Transferring Party receives a credit therefor in determining the Adjustment Amount under Section 2.7), and all accounts receivable (other than non-cash receivables under Trade Agreements of the Transferring Party) for services performed or for goods sold or delivered by any Station of the Transferring Party prior to the Closing Date;

         (b) All rights and claims of the Transferring Party whether mature, contingent or otherwise, against third parties with respect to, or which are made under or pursuant to, other Excluded Assets of the Transferring Party or which relate to the period prior to the Closing;

         (c) All prepaid expenses of the Transferring Party (and rights arising therefrom or related thereto) except to the extent the Transferring Party is given a credit therefor in determining the Adjustment Amount under Section 2.7;

         (d) All Benefit Plans of the Transferring Party;

         (e) All Tax Returns (and supporting materials), and all claims of the Transferring Party with respect to any Tax refunds, relating to any Station of the Transferring Party;

         (f) All of the Transferring Party's rights under or pursuant to this Agreement or the TBA, or any other rights in favor of the Transferring Party pursuant to the other Documents;

         (g) All loan agreements, letters of credit and other instruments evidencing indebtedness for borrowed money;

         (h) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

         (i) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with and pursuant to the terms and provisions of this Agreement;

         (j) The Transferring Party's corporate minute books, ownership transfer records and other entity records, and any records relating to other Excluded Assets of the Transferring Party and to Liabilities of the Transferring Party other than the Recipient Party's Assumed Obligations;

         (k) In the case of the Emmis Assets, all rights to the names "Sinclair," "Sinclair Broadcast Group," "Sinclair Communications," "Emmis" and any logo or variation thereof and goodwill associated therewith; and in the case of the Bonneville Assets, all rights to the name "Bonneville" and any logo or variation thereof and goodwill associated therewith;

         (l) Subject to Section 5.19(b), in the case of the Emmis Assets, the traffic system used in the operation of WVRV at 1215 Cole Street, St. Louis, Missouri, and the real property and other tangible personal property located at 1215 Cole Street, St. Louis, Missouri, other than such tangible personal property used in the operation of WVRV that is specifically listed in Schedule 3.8;

         (m) In the case of the Emmis Assets, the lease of the studio and office space now used in the operation of WKKX;

         (n) The assets and rights principally related to the Steve and D.C. Morning Show on WKKX as listed on Schedule 2.2(n), including the talent agreements with Steve Shannon and D.C. Chymes, syndication contracts for the syndication of such Morning Show, and the website, e-mail addresses, internet addresses, domain names and other intellectual property rights principally related to such Morning Show as listed on Schedule 2.2(n);

         (o) Subject to Section 5.19(a), the studio and office equipment used in the operation of WKKX as identified on Schedule 2.2(o);

         (p) All shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by the Transferring Party and not expressly specified in Section 2.1; and

         (q) All financial, accounting, management information and network software used or held for use at KZLA or the Emmis Stations; and

         (r) The contracts and employees listed on Schedule 2.2(r).


         2.3      EMMIS ENTITIES' ASSUMPTION OF LIABILITIES.

         (a) To the extent not already assumed pursuant to the TBA, the Emmis Entities shall at Closing assume and agree to pay, discharge and perform the following Liabilities of the Bonneville Entities (collectively, the "Emmis Assumed Obligations"):

                  (i) All Liabilities arising under all Station Agreements and the Permits assigned and transferred to the Emmis Subsidiaries in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from or under (A) the breach of any Station Agreement by reason of its assignment to the Emmis Subsidiaries without a required consent, (B) any other breach or default by any Bonneville Entity upon or prior to Closing under any Station Agreement unless caused by any Emmis Entity's action or failure to perform under the TBA or (C) any Station Agreement relating to the use of any item of property unless possession of such item and ownership or the right to the use of such item in accordance with the terms of such Station Agreement, are conveyed to an Emmis Entity as part of the Bonneville Assets).

                  (ii) Other Liabilities of the Bonneville Entities to the extent, and only to the extent, the amount thereof is properly included as a credit to the Emmis Subsidiaries in calculating the Adjustment Amount for KZLA pursuant to Section 2.7.

         (b) Except for the Emmis Assumed Obligations, the Emmis Entities shall not assume or in any manner be liable for any Liabilities of either Bonneville Entity of any kind or nature, all of which each Bonneville Entity shall pay, discharge and perform when due; provided, however, that the Bonneville Entities shall have the right to contest in good faith any Liability of the Bonneville Entities.

         2.4      BONNEVILLE ENTITIES' ASSUMPTION OF LIABILITIES.

         (a) Bonneville International shall at Closing assume and agree to pay, discharge and perform the following Liabilities of the Emmis Entities:

                  (i) All Liabilities arising under all Station Agreements and the Permits (excluding the Emmis FCC Licenses) assigned and transferred to the Bonneville Entities in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from or under (A) the breach of any Station Agreement by reason of its assignment to Bonneville International without a required consent, (B) any other breach or default by any Emmis Entity upon or prior to Closing under any Station Agreement or (C) any Station Agreement relating to the use of any item of property unless possession of such item, and ownership or the right to use of such item in accordance with the terms of such Station Agreement, are conveyed to a Bonneville Entity as part of the Emmis Assets).

                  (ii) Other Liabilities of the Emmis Entities to the extent, and only to the extent, the amount thereof is properly included as a credit to the Bonneville Entities in calculating the Adjustment Amount for the Emmis Stations pursuant to Section 2.7.

         (b) Bonneville Holding shall at Closing assume and agree to pay, discharge and perform when due the Liabilities arising under the Emmis FCC Licenses assigned and transferred to Bonneville Holding in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from any breach or default by any Emmis Entity upon or prior to Closing under the Emmis FCC Licenses).

         (c) The Liabilities assumed by the Bonneville Entities under this
Section 2.4 are collectively referred to herein as the "Bonneville Assumed Obligations."

         (d) Except for the Bonneville Assumed Obligations, the Bonneville Entities shall not assume or in any manner be liable for any Liabilities of any Emmis Entity of any kind or nature, all of which each Emmis Entity shall pay, discharge and perform when due; provided, however, that the Emmis Entities shall have the right to contest in good faith any Liability of the Emmis Entities.

         2.5      EXCHANGE OF ASSETS.

         (a) In consideration of the Bonneville Entities' conveyance of the Bonneville Assets to the Emmis Subsidiaries and the assumption by the Bonneville Entities of the Bonneville Assumed Obligations, the Emmis Entities agree that at the Closing (i) Emmis Operating Subsidiary shall assign, transfer and convey to Bonneville International, free and clear of any Liens other than Permitted Liens, and Bonneville International shall acquire and accept from Emmis Operating Subsidiary, all right, title and interest of Emmis Operating Subsidiary in, to and under all Emmis Operating Assets, and (ii) Emmis License Subsidiary shall assign, transfer and convey to Bonneville Holding, free and clear of any Liens other than Permitted Liens, and Bonneville Holding shall acquire and accept from Emmis License Subsidiary, all right, title and interest of Emmis License Subsidiary in, to and under all Emmis License Assets.

         (b) In consideration of the Emmis Subsidiaries' conveyance of the Emmis Assets to the Bonneville Entities and the assumption by the Emmis Entities of the Emmis Assumed Obligations, the Bonneville Entities agree that, to the extent not already effected pursuant to the TBA, at the Closing (i) Bonneville International shall assign, transfer and convey to Emmis Operating Subsidiary, free and clear of any Liens other than Permitted Liens, and Emmis Operating Subsidiary shall acquire and accept from Bonneville International, all right, title and interest of Bonneville International in, to and under all Bonneville Operating Assets, and (ii) Bonneville Holding shall assign, transfer and convey to Emmis License Subsidiary, free and clear of any Liens other than Permitted Liens, and Emmis License Subsidiary shall acquire and accept from Bonneville Holding, all right, title and interest of Bonneville Holding in, to and under all Bonneville License Assets.

         (c) The parties agree that the value of the Emmis Assets is $185,000,000, and the value of the Bonneville Assets is $185,000,000.

         2.6      ALLOCATION OF ASSET VALUES.

         (a) The fair market value of the Emmis Assets and the Bonneville Assets shall be determined and allocated on the basis of an appraisal (the "Appraisal") prepared by the Appraisal Firm. The

Appraisal Firm shall be instructed to perform an appraisal of the classes of Assets of each Station and to deliver a report to the Emmis Entities and Bonneville Entities as soon as reasonably practicable (the "Appraisal Report"). The Appraisal Report shall be subject to the approval of the Emmis Entities and Bonneville Entities, which shall cooperate in good faith to resolve any issues relating to the Appraisal Report. The Emmis Entities and Bonneville Entities shall each pay one-half of the fees, costs and expenses of the Appraisal Firm regardless of whether the transactions contemplated by this Agreement are consummated.

         (b) Within thirty (30) days of receipt of the Appraisal Report, the Emmis Entities and Bonneville Entities shall prepare a schedule setting forth the respective Emmis Assets and Bonneville Assets in each "exchange group" and "residual group" (as each such term is defined in Treas. Reg. Section 1.1031(j)-1(b)(2)) for the Like-Kind Exchange (the "Section 1031 Schedule"). The Emmis Entities and Bonneville Entities shall cooperate in good faith to resolve any issues relating to the Section 1031 Schedule to be filed with their respective federal income Tax Returns.

         (c) Each party, as necessary, shall prepare IRS Form 8594 and IRS Form 8824 reflecting the fair market value of the Assets that such party has transferred and received as determined in accordance with this Section and shall forward each such form to the other parties within thirty (30) days after reaching agreement with the other parties on the Section 1031 Schedule. Each party shall file its respective federal income Tax Return, if any, required for the tax year in which the Closing occurs with the IRS Form 8594 and IRS Form 8824 as prepared in accordance with this Section. Each party covenants and agrees that such party will not take a position on any income Tax Return that is inconsistent with the terms of this Section.

         2.7      PRORATION ADJUSTMENT.

         (a) All operating revenue and operating expenses of the Emmis Stations shall be adjusted and allocated, and all operating revenue and operating expenses of KZLA shall be adjusted and allocated, in each case between the Transferring Party and the Recipient Party, and an adjustment shall be made as provided in this Section to the extent necessary to reflect the principle that all such revenue and expenses attributable to the operation of the Emmis Stations or KZLA on or before the date preceding the Closing Date shall be for the account of the corresponding Transferring Party, and all such revenue and expenses attributable to the operation of the Emmis Stations or KZLA on and after the Closing Date shall be for the account of the corresponding Recipient Party. As to KZLA, this Section 2.7 shall only apply to the extent the applicable proration or adjustment is not addressed by the provisions included in Section 4.5 of the TBA. The net adjustment amount determined in accordance with this Section with respect to the Emmis Stations, and the separate net amount determined in accordance with this Section with respect to KZLA, is each referred to as an "Adjustment Amount". Notwithstanding the foregoing, the operating revenue to which the Emmis Entities are entitled under the TBA, and the operating expenses required to be paid by the Emmis Entities under the TBA, shall not be taken into account in determining the Adjustment Amount with respect to KZLA. Similarly, the monthly fixed fee payments to be paid to Bonneville International by the Emmis Entities under the TBA shall not be taken into account in determining the Adjustment Amount with respect to KZLA.

         (b)      Without limiting the generality of the foregoing:

                  (i) The Transferring Party shall receive a credit for the unapplied portion, as of Closing, of the security deposits made by the Transferring Party under those Stations Agreements assumed by the Recipient Party at Closing in accordance with Section 2.3 or 2.4.

                  (ii) The Recipient Party shall be given a credit in the amount, if any, by which the contracted value of all advertising time required to be broadcast on the Transferring Party's Station, in the case of KZLA, or Stations, in the case of the Emmis Stations, on or after the Closing Date under the Trade Agreements of the Transferring Party's Station or Stations exceeds by more than $50,000, the contracted value of the goods and services to be received on or after the Closing Date under such Trade Agreements. The Transferring Party shall be given a credit in the amount, if any, by which the contracted value of the goods or services to be received on or after the Closing Date under the Trade Agreements of the Transferring Party's Station or Stations exceeds by more than $50,000 the contracted value of any advertising time required to be broadcast under such Trade Agreements on or after the Closing Date.

                  (iii) The Recipient Party shall be given a credit equal to the amount of cash consideration that the Transferring Party has not paid prior to the Closing Date for programming acquired from third parties and run by the Transferring Party's Station or Stations prior to the Closing Date.

                  (iv) With respect to each vacation day or portion thereof earned but not taken before the Closing Date by the employee of the Transferring Party's Station or Stations hired by the Recipient Party, the Recipient Party shall receive a credit equal to the compensation equivalent thereof.

                  (v) An adjustment and proration shall be made in favor of the Transferring Party for the amount, if any, of prepaid expenses, the benefit of which accrues to the Recipient Party, and other current assets acquired by the Recipient Party which are paid by the Transferring Party to the extent such prepaid expenses and other current assets relate to the period after the Closing, provided that the credit given the Transferring Party for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by the Recipient Party after Closing.

                  (vi) Sales persons' commissions, chargebacks and allocated bonuses shall be prorated.

                  (vii) There shall be no proration for sick leave.

                  (viii) There shall be no proration for any payments made by Interep in connection with obtaining the right to serve as the national sales representative of any of the Emmis Stations.

                  (ix) There shall be no proration for any payments made by Sentry in connection with obtaining the right to serve as the national sales representative of KZLA.

                  (x) There shall be no proration of any FCC regulatory fees applicable to either the Emmis Stations or KZLA.

                  (xi) There shall be no proration of any increase in salary for union employees of a Station that becomes effective after Closing for any period prior to Closing.

         (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section shall be made in accordance with generally accepted accounting principles, except with regard to any materiality limitations or qualifications imposed thereby.

         (d) Within sixty (60) days after the Closing Date, each Transferring Party shall provide the Recipient Party with a statement setting forth a detailed computation of the Transferring Party's reasonable and good faith estimate of the Adjustment Amount as of the Closing Date with respect the Transferring Party's Station or Stations (each, a "Preliminary Adjustment Report"). If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to the Recipient Party, the Transferring Party shall pay the Recipient Party the amount of the preliminary Adjustment Amount within ten (10) business days of receipt of such Preliminary Adjustment Report, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to the Recipient Party, the Recipient Party shall pay the Transferring Party the amount of such preliminary Adjustment Amount within ten (10) business days of receipt of such Preliminary Adjustment Report. Within ninety (90) days after the Closing Date, each

Recipient Party shall deliver to the Transferring Party in writing and in reasonable detail a good faith final determination of the Adjustment Amount determined as of the Closing Date with respect to the Station or Stations transferred by the Transferring Party ("Final Proration Notice"). The Transferring Party shall assist the Recipient Party in making such determination, and the Recipient Party shall provide the Transferring Party with reasonable access to the properties, books and records relating to the applicable Station or Stations for the purpose of determining the applicable Adjustment Amount. The Transferring Party shall have the right to review the computations and workpapers used in connection with the Recipient Party's preparation of the Adjustment Amount. If the Transferring Party disagrees with the amount of the Adjustment Amount determined by the Recipient Party, the Transferring Party shall so notify the Recipient Party in writing (the "Dispute Notice") within thirty (30) days after the date of receipt of the Recipient Party's Final Proration Notice, specifying in detail any point of disagreement. After the receipt of any Dispute Notice, the Recipient Party and the Transferring Party shall negotiate in good faith to resolve any disagreements regarding the applicable Adjustment Amount. If agreement is reached within thirty (30) days after the Recipient Party's receipt of the Dispute Notice, then upon reaching such agreement, the Transferring Party shall pay to the Recipient Party or the Recipient Party shall pay to the Transferring Party, as the case may be, within five (5) days an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the applicable Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(f). If agreement is not reached within such 30-day period with respect to a disputed Adjustment Amount, then the dispute resolutions of Section 2.7(e) shall apply.

         (e) If the Transferring Party and its auditors and the Recipient Party and its auditors do not, within the 30-day period specified in Section 2.7(d), reach an agreement on an Adjustment Amount as of the Closing Date, then Ernst & Young, LLP (the "Arbitrating Firm") shall resolve the disputed items. The Recipient Party and the Transferring Party shall each inform the Arbitrating Firm in writing as to their respective positions concerning the disputed Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the disputed Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the disputed Adjustment Amount and the basis for its determination. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the disputed Adjustment Amount, the Transferring Party shall pay to the Recipient Party, or the Recipient Party shall pay to the Transferring Party, as the case may be, an amount equal to the difference between (i) such Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the applicable Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(f).

         (f) Each payment required under Section 2.7(d) or (e) shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States. Any payment not received by the Party entitled thereto within the applicable period provided for in Section 2.7(d) or (e) shall bear interest from such date until paid in full at a rate per annum equal to the prime rate in effect at the end of such period (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

         (g) Solely for purposes of calculating each Adjustment Amount under this Section 2.7, the Closing Date shall be deemed to be October 1, 2000 at 12:01 a.m. For all other purposes under or in connection with this Agreement, including, but not limited to, representations, warranties, covenants, rights to indemnification, risk of loss (other than with respect to operating income and operating expenses allocated in accordance with this Section 2.7), conveyancing documents and closing certificates, the Closing Date shall be, and the Closing shall occur on, the date of this Agreement.

         2.8      ACCOUNTS RECEIVABLE.

         (a) Subject to the TBA with respect to KZLA, within ten (10) business days after the Closing Date, each Transferring Party shall furnish to the Recipient Party a true and complete list of the Transferring Party's accounts receivable (other than non-cash receivables under Trade Agreements, which are included as part of the Assets pursuant to Section 2.1(d)) arising from the operation of the Transferring Party's Station or Stations prior to the Closing Date (for each Transferring Party, the "Retained Receivables"), which shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

         (b) For a period of one hundred eighty (180) days after the Closing Date (the "Collection Period"), each Recipient Party will, without charge to the Transferring Party, use its usual and customary procedures (which may include referral to a collection agency) to collect the Retained Receivables as the Transferring Party's agent (but Recipient Party shall not have any fiduciary obligations with respect thereto) for collection, provided that (i) the Recipient Party shall not be required to commence litigation, employ legal counsel or make any other extraordinary collection efforts, and (ii) the Recipient Party's obligation to act as the Transferring Party's agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by the Recipient Party with respect to the Retained Receivables of the Transferring Party, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor in writing (a copy of which the Recipient Party shall provide to the Transferring Party) identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

         (c) Every four (4) weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), each Recipient Party shall deliver to the Transferring Party a statement showing all collections of Retained Receivables made on behalf of the Transferring Party since the last previous report and shall pay such collections to the Transferring Party by check, or by wire transfer, as specified by the Transferring Party, at the time such statement is delivered. A Recipient Party shall have no right to setoff amounts owed under this Agreement by the Recipient Party to the Transferring Party against any amounts owed under this Agreement by such Transferring Party to the Recipient Party.

         (d) No Transferring Party shall engage in any collection efforts against account debtors under its Retained Receivables during the first ninety
(90) days of the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Section 2.8(b). After the first ninety (90) days of the Collection Period, a Transferring Party shall have the right, at its expense, to assist and participate with the Recipient Party in the collection of such unpaid Retained Receivables, provided, however, that the Transferring Party's collection efforts shall be commercially reasonable and consistent with its past practices.

         (e) A Recipient Party shall not, without the Transferring Party's prior written consent, compromise or settle for less than full value any of the Transferring Party's Retained Receivables unless the Recipient Party pays the Transferring Party the full amount of any deficiency. A Recipient Party shall be entitled to purchase any Retained Receivable from the Transferring Party for the full amount thereof at any time during or at the expiration of the Collection Period.

         (f) At the end of the Collection Period, each Recipient Party shall return to the Transferring Party all files concerning the collection or attempts to collect the Retained Receivables of the Transferring Party and the Recipient Party's responsibility for the collection of such Retained Receivables shall cease, provided that the Recipient Party shall promptly pay over to the Transferring Party any amounts received with respect to the Retained Receivables of the Transferring Party after the Collection Period, together with a statement setting forth the components of such amounts. Any payment not received by the Party entitled thereto by the payment date specified in Section 2.8(c) shall bear interest from such date until paid in full at a rate per annum equal to the prime rate in effect on such date plus three percent (3.0%) (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE EMMIS ENTITIES

         The Emmis Entities, jointly and severally, represent and warrant to the Bonneville Entities as follows:


         3.1      ORGANIZATION, GOOD STANDING AND REQUISITE POWER.

         Each of the Emmis Entities is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power to own, operate and lease those Emmis Assets which it owns or at Closing will own and to carry on its business. Each Emmis Entity is duly licensed, qualified to do business and in good standing as a foreign entity under the laws of the jurisdiction listed beside the Emmis Entity's name in Schedule 3.1.

         3.2      AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Each Emmis Entity has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and each of the other Documents. The execution and delivery of this Agreement and each of the other Documents by each Emmis Entity (as appropriate) and the consummation by each Emmis Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of each Emmis Entity. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by each Emmis Entity. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Emmis Entity enforceable against each Emmis Entity in accordance with its terms except as the enforceability of this Agreement or of any of the other Documents may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         3.3      ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 3.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Emmis Entity of this Agreement and the other Documents, and consummation by each Emmis Entity of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Emmis Assets under, the provisions of the organizational documents of such Emmis Entity, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Emmis Entity is bound or affected, or any law, statute, rule, judgment, order or decree to which such Emmis Entity is subject.

         3.4      CONSENTS.

         Except as set forth on Schedule 3.7(b) and Schedule 3.9, and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Emmis Entity of this Agreement and the other Documents, and consummation by each Emmis Entity of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

         3.5      EMMIS ASSETS; TITLE.

         (a) The Emmis Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in, material to, or necessary for, the operation of the Emmis Stations, with the exception of the Emmis Excluded Assets and personnel.

         (b) Together, the Emmis Subsidiaries at Closing will own and have good (and in the case of real property, marketable) title to, or a valid lessee's or licensee's interest (pursuant to one or more Station Agreements) in, all of the Emmis Assets free and clear of all Liens except (i) Liens described on Schedule 3.5(b) (which the Emmis Subsidiaries shall cause to be released prior to Closing and released of record promptly after Closing) and lack of vehicular access to the WVRV main tower site as noted on Schedule 3.9 and (ii) Permitted Liens.

         3.6      EMMIS FCC LICENSES.

         Except as set forth on Schedule 3.6:

         (a) At Closing, Emmis License Subsidiary will be the valid and legal holder of each of the FCC Licenses listed on Schedule 3.6 (together as to all Emmis Stations, the "Emmis FCC Licenses"), and any action of the FCC with respect to each Emmis FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each main Emmis FCC License is shown on Schedule 3.6.

         (b) The Emmis FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Emmis Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Act"), and (ii) constitute all the currently in effect licenses and authorizations, including amendments and modifications thereto, issued by the FCC for the operation of the Emmis Stations.

         (c) Other than as set forth in the Emmis FCC Licenses or restrictions applicable to the radio broadcast industry generally, none of the Emmis FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of the applicable Emmis Station as now conducted, and as of the Closing Date, none of the Emmis FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of such Emmis Station as currently operated.

         (d) Each Emmis Station is being operated in all material respects in accordance with the terms and conditions of the Emmis FCC Licenses and the Act, including but not limited to those pertaining to RF emissions; and, to the Knowledge of the Emmis Entities, none of the Emmis Stations is causing material interference to other stations, or is experiencing material interference from other stations, in violation of the Act.

         (e) No applications, complaints or proceedings are pending or, to the Knowledge of any Emmis Entity, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Emmis FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to any Emmis Station or its operation, other than actions or proceedings affecting the radio broadcasting industry in general.

         (f) To the Knowledge of any Emmis Entity, the Emmis Stations are in compliance in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to each Emmis Station, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

         (g) Other than actions or proceedings affecting the radio broadcasting industry in general or facts relating to the Bonneville Entities, no Emmis Entity has Knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the Emmis FCC Licenses or the imposition of any material fines or forfeitures by the FCC against any Emmis Entity or any Emmis Station's owner or operator thereof, or (ii) which might reasonably be expected to result in the FCC's denial or delay of approval of the assignment to the Bonneville Entities of any Emmis FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to the Bonneville Entities of any Emmis FCC License.

         (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Emmis Station or its operation.

         (i) True, complete and accurate copies of all Emmis FCC Licenses material to the operation of each Emmis Station have been delivered by the Emmis Subsidiaries to the Bonneville Entities.

         (j) Except for the Emmis FCC Licenses and the Emmis Permits identified on Schedule 3.6,there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Emmis Stations as previously and currently operated by the Emmis Subsidiaries.

         3.7      STATION AGREEMENTS.

         (a) Schedule 3.7(a) lists all Trade Agreements of the Emmis Stations as of the date indicated on such Schedule, and sets forth the parties thereto, the contracted value of the remaining time required to be provided from and after the date of such Schedule and the contracted value of the goods or services to be received by the Emmis Stations from and after the date of such Schedule. True and complete copies of all such written Trade Agreements in effect as of such date involving broadcast time of more than $25,000, including all amendments, modifications and supplements thereto, have been delivered to the Bonneville Entities, and each Trade Agreement involving broadcast time on the Emmis Stations of more than $25,000 entered into between the date of this Agreement and Closing shall be promptly delivered to the Bonneville Entities.

         (b) Schedule 3.7(b) lists all the following types of agreements used in or relating to the operation of each Emmis Station:

                  (i) Agreements for sale of broadcast time on such Emmis Station for monetary consideration that (A) are not terminable by the owner or operator thereof without charge or penalty upon thirty (30) days or less prior written notice and (B) involve broadcast time of more than Twenty-Five Thousand Dollars ($25,000);

                  (ii) All network affiliation agreements;

                  (iii) All sales agency or advertising representation contracts;

                  (iv) Each lease of any Emmis Asset (including a description of the property leased thereunder) other than such agreements not requiring expenditures of more than $25,000 in any calendar year and having a term (after taking into account any cancellation right of the Emmis Station without charge or penalty) of one (1) year or less except for the Emmis Real Property Leases listed on Schedule 3.9;

                  (v) All collective bargaining agreements;

                  (vi) All severance agreements, employment agreements, talent agreements and agreements with independent contractors, other than such agreements that (A) do not provide for any severance payments or benefits, (B) do not require expenditures of more than $25,000 in any calendar year and (C) have a term (after taking into account any cancellation right of the Emmis Station without charge or penalty) of one (1) year or less;

                  (vii) All agreements requiring such Emmis Station or the owner or operator thereof, to acquire goods or services exclusively from a single supplier or provider, or prohibiting such Emmis Station or the owner or operator thereof from providing certain goods or services to any Person other than a specified Person;

                  (viii) All agreements that have a remaining term (after taking into account any cancellation rights of the Emmis Station without charge or penalty) of more than one (1) year or involve a commitment of more than $25,000; and

                  (ix) Any other agreement that is material to the business, operations, financial condition or results of operations of any Emmis Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to the Bonneville Entities. The Station Agreements included in the Emmis Assets that are not described in Section 3.7(a) or in the foregoing clauses (i) through (ix) of this Section 3.7(b) (without regard to the monetary thresholds set forth in Section 3.7(a) or in such clauses of Section 3.7(b)) do not involve commitments by parties thereto with an aggregate fair market value of more than One Hundred Fifty Thousand Dollars ($150,000).

         (c) Schedule 3.7(c) lists all of the contracts and agreements used in or relating to the operation of the Emmis Stations to which an Affiliate of any Emmis Entity or Sinclair Entity is a party. True and complete copies of those in writing have been delivered to the Bonneville Entities, and summaries of those that are oral are set forth on Schedule 3.7(c).

         (d) With respect to the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of an Emmis Station, except as set forth in the Schedules, (i) such Station Agreements are valid, binding, in full force and effect, and enforceable against the relevant Emmis Entity or Sinclair Entity in accordance with their terms except as the enforceability of such Station Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies; (ii) neither the Emmis Entities or Sinclair Entities nor, to the Knowledge of any Emmis Entity, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any such Station Agreements;
(iii) neither the Emmis Entities or Sinclair Entities nor any Affiliate of the Emmis Entities or Sinclair Entities has granted or been granted any material waiver or forbearance with respect to any such Station Agreement not reflected in an amendment or modification; (iv) the Emmis Entities or Sinclair Entities hold the right to enforce and receive the benefits under all such Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of any Emmis Entity or Sinclair Entity or any Affiliate thereof under any such Station Agreement is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 3.7(b) or 3.9, no consent or approval by each party to any such Station Agreement is required thereunder for the consummation of the transactions contemplated hereby.

         3.8      TANGIBLE PERSONAL PROPERTY.

         (a) Schedule 3.8 lists, as of the date noted on such Schedule, all Tangible Personal Property (other than Emmis Excluded Assets, office supplies and other incidental items) necessary for the conduct of the business and operations of each Emmis Station as now operated.

         (b) Except as specified on Schedule 3.8, the equipment constituting a part of the Tangible Personal Property used in or necessary for the operation of each Emmis Station as now operated has been properly maintained in all material respects in accordance with industry practices, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies in all material respects with the Act and other applicable material laws, rules, regulations and ordinances.

         (c) The Emmis Assets include all assets necessary to operate the Emmis Stations other than personnel and the Emmis Excluded Assets.

         3.9      EMMIS REAL PROPERTY.

         (a) The list of Real Property set forth on Schedule 3.9 is a correct and complete list of all of the interests in real estate which are used or held for use by any Sinclair Entity or Emmis Entity to any material extent in the operation of any Emmis Station.

         (b) Emmis Operating Subsidiary holds or at Closing will hold good and marketable fee simple title to each parcel of Real Property listed in Schedule
3.9 as owned by an Emmis Entity or a Sinclair Entity (the "Emmis Owned Real Property") free and clear of any Liens except (i) Liens described on Schedule 3.5(b) (which the Emmis Subsidiaries shall cause to be released prior to Closing and released of record promptly after Closing) and lack of vehicular access to the WVRV main tower site as noted on Schedule 3.9 and (ii) Permitted Liens. To each Emmis Entity's Knowledge, except as set forth on Schedule 3.9, there is no pending, threatened or contemplated action to take by eminent domain or to condemn any of the Real Property used in the operation of any of the Emmis Stations.

         (c) Each lease (including all amendments, modifications and supplements) under which any Emmis Subsidiary leases or at Closing will lease an interest in any Real Property (each, an "Emmis Real Property Lease") is specified, and each leased Real Property, including but not limited to studio and office space and each transmitter or antenna site (the "Emmis Leased Real Property"), and its use by any Emmis Station are identified, on Schedule 3.9. Except as set forth on such Schedule, such Emmis Subsidiary holds or at Closing will hold good title to the lessee's interest under each Emmis Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Emmis Real Property Leases, including all amendments, modifications and supplements, together with all surveys, title policies and real property records in possession of any Emmis Entity or to the Knowledge of any Emmis Entity, after request therefore, any Sinclair Entity related to any Emmis Real Property, have been delivered to the Bonneville Entities.

         (d) Except as set forth on the Schedule 3.9 hereto, (i) each Emmis Real Property Lease is legal, valid, binding and enforceable against the appropriate Emmis Entity or Sinclair Entity in accordance with its terms; (ii) neither the Emmis Entities nor, to the Knowledge of any Emmis Entity, any other party is in material default under any Emmis Real Property Lease; (iii) to the Knowledge of each Emmis Entity, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Emmis Real Property Lease, nor has any Emmis Entity received written notice alleging any such event has occurred; (iv) none of the rights of an Emmis Entity under any Emmis Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Emmis Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) no Emmis Entity has granted or been granted any waiver or forbearance with respect to any Emmis Real Property Lease except as contained in amendments or modifications.

         (e) Except for the crumbling walls of and other structural defects relating thereto in the building on the WVRV main broadcast antenna site at 532 DeBaliviere Avenue, St. louis, Missouri, and the deteriorated condition of the paint on the broadcast tower at such site, (i) all improvements on the Emmis Owned Real Property or Emmis Leased Real Property are in compliance in all material respects with applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations, and the use by any Emmis Station of each portion of the Emmis Owned Real Property or Emmis Leased Real Property complies in all material respects with applicable zoning and land use laws, ordinances and regulations, and (ii) all improvements on the Emmis Owned Real Property and all improvements owned by the lessee on the Emmis Leased Real Property are in good working condition and repair (subject to ordinary wear and tear).

         3.10     INTELLECTUAL PROPERTY.

         Other than Emmis Excluded Assets, Schedule 3.10 lists all material trade retail names, trademarks, service marks, copyrights and patents principally used in the operation of the Emmis Stations, including all registrations, applications and licenses for any of the Intellectual Property (the "Emmis Intellectual Property"). Except as disclosed on Schedule 3.10:

         (a) To the Knowledge of each Emmis Entity, the Emmis Entities own or at Closing will own, free and clear of Liens other than Permitted Liens, all right and interest in, and right and authority to use, or have or will have a valid license to use, in connection with the conduct of the business of the applicable Emmis Station as presently conducted, all of the Emmis Intellectual Property listed on Schedule 3.10, and all of the rights and properties constituting a part of the Emmis Intellectual Property are in full force and effect.

         (b) There are no outstanding or, to the Knowledge of any Emmis Entity, threatened judicial or adversary proceedings with respect to any of the Emmis Intellectual Property.

         (c) No Emmis Entity or Sinclair Entity has granted to any other person or entity any license or other right or interest in or to any of the Emmis Intellectual Property or to the use thereof.

         (d) No Emmis Entity has Knowledge of any infringement or unlawful use of any of the Emmis Intellectual Property.

         (e) To each Emmis Entity's Knowledge, no Emmis Subsidiary or Sinclair Entity has violated any provisions of the Copyright Act of 1976, 17 U.S.C.
Section 101, et seq., in any material respect.

         (f) The Emmis Subsidiaries have delivered to the Bonneville Entities copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Emmis Intellectual Property.

         3.11     [INTENTIONALLY OMITTED]

         3.12     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since April 30, 2000 and through the date hereof, other than as described on Schedule 3.12:

         (a) There has not been any damage, destruction or other casualty loss with respect to the Emmis Assets (whether or not covered by insurance) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (b) None of the Emmis Entities or the Emmis Stations has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (c) With respect to the Emmis Stations, no Emmis Entity or Sinclair Entity has:

                  (i) amended, terminated, renewed or taken any action or inaction that would result in a renewal of any Station Agreement except in the ordinary course of business consistent with past practices, or any Emmis Real Property Lease (other than any amendment, noted on Schedule 3.9 hereto);

                  (ii) mortgaged, pledged or subjected to any Lien, any of the Emmis Assets, except for Permitted Liens;

                  (iii) acquired or disposed of any Emmis Assets or entered into any agreement or other arrangement for such acquisition or disposition, except for immaterial amounts in the ordinary course of business consistent with past practices;

                  (iv) entered into any agreement, commitment or other transaction except those that (A) were entered into in the ordinary course of business consistent with past practice or (B) are not material to the assets, business, operations, results of operations or financial condition of any Emmis Station;

                  (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

                  (vi) adopted, amended or renewed any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

                  (vii) entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of any Emmis Entity or Sinclair Entity; or

                  (viii) operated its business other than in the ordinary course consistent with past practices.

         3.13     LITIGATION.

         (a) Except as described in Schedule 3.13, (i) there are no actions, suits, claims, investigations or administrative or arbitration proceedings pending or, to the Knowledge of any Emmis Entity, threatened against any Emmis Entity or any Sinclair Entity before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to any Emmis Station or the Emmis Assets; (ii) neither any Emmis Entity nor, to the Knowledge of any Emmis Entity, any of the officers or employees of any Emmis Entity, has been charged with, or to the Knowledge of any Emmis Entity, is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at any Emmis Station or with any Emmis Entity; and (iii) neither any Emmis Entity, any properties or assets of any Emmis Entity nor, to the Knowledge of any Emmis Entity, any officer or employee of any Emmis Entity is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of any Emmis Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of any Emmis Entity to perform its obligations hereunder and consummate the transactions contemplated hereby.

         (b) The lawsuit entitled Sinclair Broadcast Group, Inc. v. Emmis Communications Corporation and Barry Baker, Civil Action No. 03-C-00-00475 filed in the Circuit Court for Baltimore

County, Maryland (the "Sinclair Lawsuit"), has been settled. As part of such settlement, Emmis and the Sinclair Entities have entered into the Sinclair Agreement pursuant to which Emmis has agreed to buy, and the Sinclair Entities have agreed to sell, among other stations, the Sinclair Stations. The Sinclair Agreement contemplates and permits the divestiture by the Emmis Entities of stations purchased by the Emmis Entities under the Sinclair Agreement. Neither the Sinclair Lawsuit nor the manner in which the Sinclair Lawsuit has been settled shall have any adverse effect on the Emmis Stations or the Bonneville Entities as the owners of the Emmis Stations.

         3.14     LABOR MATTERS.

         (a)      Except as listed on Schedule 3.14(a):

                  (i) To each Emmis Entity's Knowledge, no present or former employee or independent contractor of any Emmis Station has a pending claim or charge which has been asserted or threatened against any Emmis Subsidiary for (A) overtime pay; (B) wages, salaries or profit sharing;
         (C) vacations, time off or pay in lieu of vacation or time off; (D) any material violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices;
         (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any material violation of occupational safety or health standards.

                  (ii) There is not pending or, to the Knowledge of any Emmis Entity, threatened any labor dispute, strike or work stoppage that affects or interferes or is reasonably likely to affect or interfere with the operation of any Emmis Station, and no Emmis Entity has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Emmis Station. There are no material unresolved unfair labor charges against any Emmis Station, and no Emmis Station has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months.

         (b) Except as set forth on Schedule 3.7(b), (i) no Emmis Entity is a signatory or a party to, or otherwise bound by, a collective bargaining agreement now in effect which covers employees or former employees of any Emmis Station, (ii) no Emmis Entity or Sinclair Entity has agreed to recognize any union or other collective bargaining unit with respect to any employees of any Emmis Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of any Emmis Station.

         (c) Schedule 3.14(c) sets forth a true and complete list, as of the date set forth on such list, of all persons employed in connection with the operation of an Emmis Station who earn more than $15,000 per year, and states for each such employee the date hired, the level of compensation (including any projected bonus) payable to such employee (limited in the case of each employee who is compensated on a commission basis to a description of the manner in which such commissions are determined and the specification of compensation earned by such employee in 1999), and whether such employee is employed under a written contract or is covered by a written severance agreement. Except pursuant to written employment agreements and written severance agreements listed on
Schedule 3.7(b), the only severance obligations with respect to Employees at the Emmis Stations are set forth on Schedule 3.14(c). A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of any Emmis Station has been delivered to the Bonneville Entities.

         3.15     [INTENTIONALLY OMITTED]

         3.16     COMPLIANCE WITH LAW.

         Except as specified on Schedule 3.16, the Emmis Stations have been operated and are operating in all material respects in compliance with the Act and all other material federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and no owner or operator of any Emmis Station has received any written notice of material noncompliance pertaining to any ownership or operation of any Emmis Station that has not been cured.

         3.17     [INTENTIONALLY OMITTED]

         3.18     ENVIRONMENTAL MATTERS.

         (a) Except as set forth on Schedule 3.18, all environmental, health and safety permits necessary for the operation of each Emmis Station have been obtained, all such permits are valid and in full force and effect, and the Emmis Stations are in compliance in all material respects with all terms and conditions of such permits.

         (b) Except as set forth on Schedule 3.18, there is no proceeding pending or, to any Emmis Entity's Knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Emmis Stations, and to each Emmis Entity's Knowledge, there is no basis for any such proceeding.

         (c) Except as set forth on Schedule 3.18, to each Emmis Entity's Knowledge, each Emmis Station has operated and is operating in all material respects in compliance with all material federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to such Emmis Station relating to environmental matters.

         (d) Except as set forth on Schedule 3.18, to each Emmis Entity's Knowledge, there are no conditions or circumstances associated with the Emmis Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 3.18, no Emmis Station owns or uses any electrical or other equipment containing polychlorinated biphenyls.

         (e) For the purposes of this Section 3.18, (i) "hazardous materials" shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, including but not limited to, friable asbestos, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, radon, lead and petroleum and petroleum byproducts, including oil or any fraction thereof, but excluding any such substances below applicable governmental action levels, or small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations, and (ii) "environmental law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

         (f) Except as set forth on Schedule 3.18, with respect to the operation of any Emmis Station, no notice has been filed or, to any Emmis Entity's Knowledge, been required to be filed under any applicable material law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601, et seq. ("CERCLA") or any other applicable environmental law or regulation has been or, to any Emmis Entity's Knowledge, was required to be filed.

         (g) Except as set forth on Schedule 3.18, no Emmis Entity or Sinclair Entity has received any notice letter under CERCLA or any other written notice, and, to each Emmis Entity's Knowledge, there is no investigation pending or threatened, to the effect that any Emmis Entity has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon nor, to any Emmis Entity's Knowledge, does there exist any basis for such investigation.

         (h) To each Emmis Entity's Knowledge, except as disclosed on Schedule 3.18, or in the environmental site assessments identified in Schedule 3.18, none of the Emmis Operating Assets contains any hazardous materials or underground storage tanks; and no underground storage tank disclosed on Schedule 3.18 leaks or has leaked. The Emmis Entities have furnished to the Bonneville Entities copies of the environment reports, studies or analyses related to the Emmis Operating Assets which are listed on Schedule 3.18. The Emmis Entities are not aware of the existence of any other environmental reports, studies or analyses related to the Emmis Operating Assets.

         3.19     BROKER'S OR FINDER'S FEES.

         Except as set forth on Schedule 3.19, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Emmis Entity or any Affiliate of any Emmis Entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.20     INSURANCE.

          The Emmis Entities have in full force adequate insurance covering the Emmis Operating Assets relating to the Emmis Stations. The Emmis Entities also have in full force adequate workers compensation insurance and general liability insurance in amounts consistent with broadcasting industry standards for similar stations. All of such insurance policies are in full force and effect, and no person is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage thereunder.

         3.21     TRANSACTIONS WITH AFFILIATES.

         Except as described on Schedule 3.21, no Emmis Entity or Sinclair Entity has been involved in any business arrangement or relationship relating to any Emmis Station with any Affiliate of any Emmis Entity or Sinclair Entity, and no Affiliate of any Emmis Entity or Sinclair Entity owns any property or right, tangible or intangible, which is used in the operation of any Emmis Station or is material to the Emmis Assets or the business, operations, financial condition or results of operations of any Emmis Station.

         3.22     EMMIS SUBSIDIARIES' QUALIFICATION.

         Except as disclosed in Schedule 3.22, the Emmis Subsidiaries are, and at all times between the date hereof and up until and including Closing will be, legally, financially and otherwise qualified under the Act, HSR Act and all rules, regulations and policies of the FCC, the Department of Justice, the Federal Trade Commission (the "FTC") and any other governmental agency, to acquire and operate KZLA. Except as disclosed in Schedule 3.22, to the Knowledge of the Emmis Entities, there are no facts or proceedings which would reasonably be expected to disqualify the Emmis Subsidiaries under the Act or HSR Act or otherwise from acquiring or operating KZLA or would cause the FCC not to approve the assignment of the Bonneville FCC Licenses to Emmis License Subsidiary or the Department of Justice and the FTC not to allow the waiting period under the HSR Act to terminate within thirty (30) days of the filing provided for in Section
5.3. Except as disclosed in Schedule 3.22, the Emmis Entities have no knowledge of any fact or circumstance relating to the Emmis Subsidiaries or any of the Emmis Subsidiaries' Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the Bonneville FCC Licenses to Emmis License Subsidiary, (b) lead to a material delay in the processing by the FCC of the applications for such assignment or (c) lead to a material delay in the termination of the waiting period required by the HSR Act. Except as disclosed in Schedule 3.22, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the Bonneville FCC Licenses to Emmis License Subsidiary, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

         3.23     WARN ACT.

         The Emmis Subsidiaries are not planning or contemplating and have not made or taken any decisions or actions concerning the employees of KZLA after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

         3.24     EMMIS RIGHTS UNDER SINCLAIR AGREEMENT.

         The Emmis Entities have not waived any of their rights under the Sinclair Agreement. The Emmis Entities have no Knowledge of any breach or misrepresentation by the Sinclair Entities under the Sinclair Agreement. No provision of the Sinclair Agreement has been waived by Emmis and no consents pursuant to the Sinclair Agreement have been given or requested by Emmis.

         3.25     EXCLUSIVITY OF REPRESENTATIONS.

         THE REPRESENTATIONS AND WARRANTIES MADE BY THE EMMIS ENTITIES IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE TBA) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE EMMIS ENTITIES HEREBY DISCLAIM ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BONNEVILLE ENTITIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE EMMIS OPERATING ASSETS IS TO BE TRANSFERRED TO BONNEVILLE INTERNATIONAL WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF THE BONNEVILLE ENTITIES

         The Bonneville Entities, jointly and severally, represent and warrant to the Emmis Entities as follows:

         4.1      ORGANIZATION, GOOD STANDING AND REQUISITE POWER.

         Each Bonneville Entity is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power to own, operate and lease those Bonneville Assets which it owns and carry on its business. Bonneville International is duly licensed, qualified to do business and in good standing as a foreign entity under the laws of California, Missouri and Illinois.

         4.2      AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Each Bonneville Entity has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and each of the other Documents. The execution and delivery of this Agreement and each of the other Documents by each Bonneville Entity (as appropriate) and the consummation by each Bonneville Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of each Bonneville Entity. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by the appropriate Bonneville Entity. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of the appropriate Bonneville Entity enforceable against such Bonneville Entity in accordance with its terms except as the enforceability of this Agreement or of any of the other Documents may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3      ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 4.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Bonneville Entity of this Agreement and the other Documents, and consummation by each Bonneville Entity of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Bonneville Assets under, the provisions of the organizational documents of such Bonneville Entity, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Bonneville Entity is bound or affected, or any law, statute, rule, judgment, order or decree to which such Bonneville Entity is subject.

         4.4      CONSENTS.

         Except as set forth on Schedule 4.3, Schedule 4.7(d) or Schedule 4.9, and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Bonneville Entity of this Agreement and the other Documents, and consummation by each Bonneville Entity of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

         4.5      BONNEVILLE ASSETS; TITLE.

         (a) The Bonneville Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in, material to, or necessary for, the operation of KZLA, with the exception of the Bonneville Excluded Assets and personnel.

         (b) Together, the Bonneville Entities own and have good (and in the case of real property, marketable) title to, or a valid lessee's or licensee's interest (pursuant to one or more Station Agreements included in the Bonneville Assets) in, all of the Bonneville Assets free and clear of all Liens except Permitted Liens. With respect to Bonneville Assets that are TBA Contracts, the representations contained in this Section 4.5(b) shall speak only as of the end of the day prior to the TBA Effective Date.

         4.6      BONNEVILLE FCC LICENSES.

         Except as set forth on Schedule 4.6:

         (a) Bonneville Holding is the valid and legal holder of each of the FCC Licenses listed on Schedule 4.6 (collectively, the "Bonneville FCC Licenses"), and any action of the FCC with respect to each Bonneville FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each main Bonneville FCC License is shown on Schedule 4.6.

         (b) The Bonneville FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of KZLA under the Act, and (ii) constitute all the currently in effect licenses and authorizations, including amendments and modifications thereto, issued by the FCC for the operation of KZLA.

         (c) Other than as set forth in the Bonneville FCC Licenses or restrictions applicable to the radio broadcast industry generally, none of the Bonneville FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of KZLA as now conducted, and as of the Closing Date, none of the Bonneville FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of KZLA as currently operated.

         (d) Subject to the TBA, KZLA is being operated by Bonneville International in all material respects in accordance with the terms and conditions of the Bonneville FCC Licenses and the Act, including but not limited to those pertaining to RF emissions; and, to the Knowledge of the Bonneville Entities, KZLA is not causing material interference to other stations, and is not experiencing material interference from other stations, in violation of the Act.

         (e) No applications, complaints or proceedings are pending or, to the Knowledge of any Bonneville Entity, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Bonneville FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to KZLA or its operation, other than actions or proceedings affecting the radio broadcasting industry in general.

         (f) To the Knowledge of any Bonneville Entity, the Bonneville Entities have complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to KZLA, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

         (g) Other than actions or proceedings affecting the radio broadcasting industry in general or facts relating to the Emmis Entities, no Bonneville Entity has Knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the Bonneville FCC Licenses or the imposition of any material fines or forfeitures by the FCC against any Bonneville Entity, or (ii) which might reasonably be expected to result in the FCC's denial or delay of approval of the assignment to the Emmis Entities of any Bonneville FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to the Emmis Entities of any Bonneville FCC License.

         (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to KZLA or its operation.

         (i) True, complete and accurate copies of all Bonneville FCC Licenses material to the operation of KZLA have been delivered by the Bonneville Entities to the Emmis Entities.

         (j) Except for the Bonneville FCC Licenses and the Bonneville Permits identified on Schedule 4.6, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of KZLA as previously and currently operated by the Bonneville Entities.

         4.7      STATION AGREEMENTS.

         (a) Schedule 4.7(a) lists all Trade Agreements of KZLA as of the date indicated on such Schedule, and sets forth the parties thereto, the contracted value of the remaining time required to be provided from and after the date of such Schedule and the contracted value of the goods or services to be received by Bonneville International from and after the date of such Schedule. True and complete copies of all such written Trade Agreements in effect as of such date involving broadcast time of more than $25,000, including all amendments, modifications and supplements thereto, have been delivered to the Emmis Entities, and each Trade Agreement involving KZLA broadcast time of more than $25,000 entered into by any Bonneville Entity between the date of this Agreement and Closing shall be promptly delivered to the Emmis Entities.

         (b) Schedule 4.7(b), together with Schedule 4.4 to the TBA, lists all the following types of agreements used in or relating to the operation of KZLA as of the TBA Effective Date (except with respect to Section 4.7(b)(i) which is as of July 18, 2000):

                  (i) Agreements for sale of broadcast time on KZLA for monetary consideration that (A) are not terminable by the Bonneville Entities without charge or penalty upon thirty (30) days or less prior written notice and (B) involve broadcast time of more than Twenty-Five Thousand Dollars ($25,000);

                  (ii) All network affiliation agreements;

                  (iii) All sales agency or advertising representation contracts;

                  (iv) Each lease of any Bonneville Asset (including a description of the property leased thereunder) other than such agreements not requiring expenditures of more than $25,000 in any calendar year and having a term (after taking into account any cancellation right of the Bonneville Entities without charge or penalty) of one (1) year or less except for the Bonneville Real Property Leases listed on Schedule 4.9;

                  (v) All collective bargaining agreements;

                  (vi) All severance agreements, employment agreements, talent agreements and agreements with independent contractors, other than such agreements that (A) do not provide for any severance payments or benefits, (B) do not require expenditures of more than $25,000 in any calendar year and (C) have a term (after taking into account any cancellation right of the Bonneville Entities without charge or penalty) of one (1) year or less;

                  (vii) All agreements requiring KZLA or either Bonneville Entity to acquire goods or services exclusively from a single supplier or provider, or prohibiting KZLA or either Bonneville Entity from providing certain goods or services to any Person other than a specified Person;

                  (viii) All agreements that have a remaining term (after taking into account any cancellation rights of the Bonneville Entities without charge or penalty) of more than one (1) year or involve a commitment of more than $25,000; and

                  (ix) Any other agreement that is material to the business, operations, financial condition or results of operations of KZLA.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to the Emmis Entities. The Station Agreements that are not described in Section 4.7(a) or in the foregoing clauses (i) through (ix) of this Section 4.7(b) (without regard to the monetary thresholds set forth in Section 4.7(a) or in such clauses of Section 4.7(b)) do not involve commitments by parties thereto with an aggregate fair market value of more than One Hundred Fifty Thousand Dollars ($150,000).

         (c) Schedule 4.7(c), together with Schedule 4.4 to the TBA, lists all of the contracts and agreements used in or relating to the operation of KZLA immediately prior to the TBA Effective Date to which an Affiliate of any Bonneville Entity is a party. True and complete copies of those in writing have been delivered to the Emmis Entities, and summaries of those that are oral are set forth on Schedule 4.7(c) or Schedule 4.4 of the TBA.

         (d) Except as set forth on Schedule 4.7(d) and any other Schedule that relates to any Bonneville Station Agreement, with respect to the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of KZLA, (i) such Station Agreements are valid, binding, in full force and effect, and enforceable against the relevant Bonneville Entity in accordance with their terms except as the enforceability of such Station Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies; (ii) neither the Bonneville Entities nor, to the Knowledge of any Bonneville Entity, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any such Station Agreements; (iii) neither the Bonneville Entities nor any Affiliate of the Bonneville Entities has granted or been granted any material waiver or forbearance with respect to any such Station Agreements not reflected in an amendment or modification; (iv) the Bonneville Entities hold the right to enforce and receive the benefits under all such Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of any Bonneville Entity or any Affiliate of any Bonneville Entity under any such Station Agreements is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 4.7(a), 4.7(b) or 4.9, no consent or approval by each party to any such Station Agreement is required thereunder for the consummation of the transactions contemplated hereby. The foregoing to the contrary notwithstanding, with respect to Station Agreements that are TBA Contracts, the representations contained in this Section 4.5(d) shall speak only as of the end of the day prior to the TBA Effective Date.

         (e) During the period commencing on the TBA Effective Date, neither Bonneville Entity has entered into, modified, amended, renewed, extended or terminated any Station Agreement to be assigned to and assumed by the Emmis Entities pursuant to this Agreement.

         4.8      TANGIBLE PERSONAL PROPERTY.

         (a) Schedule 4.8 lists, as of the date noted on such Schedule, all Tangible Personal Property (other than the Bonneville Excluded Assets, office supplies and other incidental items) necessary for the conduct of the business and operations of KZLA as now operated.

         (b) Except as specified on Schedule 4.8, the equipment constituting a part of the Tangible Personal Property used in or necessary for the operation of KZLA as now operated by any Bonneville Entity has been properly maintained in all material respects in accordance with industry practices, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies in all material respects with the Act and other applicable material laws, rules, regulations and ordinances.

         (c) The Bonneville Assets include all assets necessary to operate KZLA other than personnel and the Bonneville Excluded Assets.

         4.9      BONNEVILLE REAL PROPERTY.

         (a) The list of Real Property set forth on Schedule 4.9 is a correct and complete list of all of the interests in real estate which any Bonneville Entity holds or which are used or held for use by any Bonneville Entity to any material extent in the operation of KZLA.

         (b) Each Bonneville Entity holds good and marketable fee simple title to each parcel of Real Property listed in Schedule 4.9 as owned by the Bonneville Entity (the "Bonneville Owned Real Property") free and clear of any Liens except Permitted Liens. To each Bonneville Entity's Knowledge, except as set forth on Schedule 4.9, there is no pending, threatened or contemplated action to take by eminent domain or to condemn any of the Real Property used in the operation of KZLA.

         (c) Each lease (including all amendments, modifications and supplements) under which any Bonneville Entity leases an interest in any Real Property (each, a "Bonneville Real Property Lease") is specified, and each leased Real Property, including but not limited to studio and office space and each transmitter or antenna site (the "Bonneville Leased Real Property"), and its use by any Bonneville Entity are identified, on Schedule 4.9. Except as set forth on such Schedule, such Bonneville Entity holds good title to the lessee's interest under each Bonneville Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Bonneville Real Property Leases, including all amendments, modifications and supplements, together with all surveys, title policies and real property records in possession of any Bonneville Entity related to any Bonneville Real Property, have been delivered to the Emmis Entities.

         (d) Except as set forth on the Schedules hereto, (i) each Bonneville Real Property Lease is legal, valid, binding and enforceable against the appropriate Bonneville Entity in accordance with its terms; (ii) neither the Bonneville Entities nor, to the Knowledge of any Bonneville Entity, any other party is in material default under any Bonneville Real Property Lease; (iii) to the Knowledge of each Bonneville Entity, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Bonneville Real Property Lease, nor has any Bonneville Entity received written notice alleging any such event has occurred; (iv) none of the rights of the Bonneville Entities under any Bonneville Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Bonneville Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) no Bonneville Entity has granted or been granted any waiver or forbearance with respect to any Bonneville Real Property Lease except as contained in amendments or modifications.

         (e) All improvements on the Bonneville Owned Real Property and all improvements owned by either Bonneville Entity on the Bonneville Leased Real Property are in compliance in all material respects with applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations, and the use by any Bonneville Entity of each portion of the Bonneville Owned Real Property or Bonneville Leased Real Property complies in all material respects with applicable zoning and land use laws, ordinances and regulations. Each Bonneville Entity's improvements on the Bonneville Owned Real Property or Bonneville Leased Real Property are in good working condition and repair (subject to ordinary wear and tear).


         4.10     INTELLECTUAL PROPERTY.

         Other than Bonneville Excluded Assets, Schedule 4.10 lists all material trade names, trademarks, service marks, copyrights and patents principally used in the operation of KZLA, including all registrations, applications and licenses for any of the Intellectual Property (the "Bonneville Intellectual Property"). Except as disclosed on Schedule 4.10:

         (a) To the Knowledge of each Bonneville Entity, the Bonneville Entities own, free and clear of Liens other than Permitted Liens, all right and interest in, and right and authority to use, or has a valid license to use, in connection with the conduct of the business of KZLA as presently conducted, all of the Bonneville Intellectual Property listed on Schedule 4.10, and all of the rights and properties constituting a part of the Bonneville Intellectual Property are in full force and effect.

         (b) There are no outstanding or, to the Knowledge of any Bonneville Entity, threatened judicial or adversary proceedings with respect to any of the Bonneville Intellectual Property.

         (c) No Bonneville Entity has granted to any other person or entity any license or other right or interest in or to any of the Bonneville Intellectual Property or to the use thereof.

         (d) No Bonneville Entity has Knowledge of any infringement or unlawful use of any of the Bonneville Intellectual Property.

         (e) To each Bonneville Entity's Knowledge, no Bonneville Entity has violated any provisions of the Copyright Act of 1976, 17 U.S.C. Section 101, et seq., in any material respect.

         (f) The Bonneville Entities have delivered to the Emmis Entities copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Bonneville Intellectual Property.

         4.11     [INTENTIONALLY OMITTED]

         4.12     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since April 30, 2000, and through the date hereof, other than as described on Schedule 4.12 or caused by or arising from any Emmis Entity's action or failure to perform under the TBA:

         (a) There has not been any damage, destruction or other casualty loss with respect to the Bonneville Assets (whether or not covered by insurance) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (b) None of the Bonneville Entities or KZLA has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (c) With respect to KZLA, no Bonneville Entity has:

                  (i) amended, terminated, renewed or taken any action or inaction that would result in a renewal of any Station Agreement except in the ordinary course of business consistent with past practices, or any Bonneville Real Property Lease (other than any amendment, noted on Schedule 4.9 hereto);

                  (ii) mortgaged, pledged or subjected to any Lien, any of the Bonneville Assets, except for Permitted Liens;

                  (iii) acquired or disposed of any Bonneville Assets or entered into any agreement or other arrangement for such acquisition or disposition, except for immaterial amounts in the ordinary course of business consistent with past practices and except pursuant to the TBA;

                  (iv) entered into any agreement, commitment or other transaction except the TBA and those that (A) were entered into in the ordinary course of business consistent with past practice or (B) are not material to the assets, business, operations, results of operations or financial condition of KZLA;

                              (v) paid any bonus to any officer, director or
               employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

                             (vi) adopted, amended or renewed any collective
               bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

                              (vii) entered into any agreement (other than
               agreements that will be terminated prior to Closing) with any Affiliate of any Bonneville Entity; or

                              (viii) operated its business other than as
               contemplated by the TBA and in the ordinary course consistent with past practices.

               4.13          LITIGATION.

               Except as described in Schedule 4.13 or caused by or arising from any Emmis Entity's action or failure to perform under the TBA, (i) there are no actions, suits, claims, investigations or administrative or arbitration proceedings pending or, to the Knowledge of any Bonneville Entity, threatened against any Bonneville Entity before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to KZLA or the Bonneville Assets; (ii) neither any Bonneville Entity nor, to the Knowledge of any Bonneville Entity, any of the officers or employees of any Bonneville Entity, has been charged with, or to the Knowledge of any Bonneville Entity, is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at KZLA; and (iii) neither any Bonneville Entity, any properties or assets of any Bonneville Entity nor, to the Knowledge of any Bonneville Entity, any officer or employee of any Bonneville Entity is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of any Bonneville Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of any Bonneville Entity to perform its obligations hereunder and consummate the transactions contemplated hereby.

               4.14          LABOR MATTERS.

               (a) Except as listed on Schedule 4.14(a), as of the end of the day immediately preceding the TBA Effective Date:

                             (i) To each Bonneville Entity's Knowledge, no
               present or former employee or independent contractor of KZLA has a pending claim or charge which has been asserted or threatened against any Bonneville Entity for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any material violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis;
               (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any material violation of occupational safety or health standards.

                             (ii) There is not pending or, to the Knowledge of
               any Bonneville Entity, threatened against any Bonneville Entity any labor dispute, strike or work stoppage that affects or interferes or is reasonably likely to affect or interfere with the operation of KZLA, and no Bonneville Entity has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of KZLA. There are no material unresolved unfair labor charges against any Bonneville Entity, and no Bonneville Entity has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months with respect to KZLA.

         (b) Except as set forth on Schedule 4.7(b), (i) no Bonneville Entity is a signatory or a party to, or otherwise bound by, a collective bargaining agreement now in effect which covers employees or former employees of KZLA, (ii) no Bonneville Entity has agreed to recognize any union or other collective bargaining unit with respect to any employees of KZLA, and (iii) no union or other collective bargaining unit has been certified as representing any employees of KZLA.

         (c) Schedule 4.14(c) sets forth a true and complete list, as of the date set forth on such list, of all persons employed by a Bonneville Entity in connection with the operation of KZLA who earn more than $15,000 per year, and states for each such employee the date hired, the level of compensation (including any projected bonus) payable to such employee (limited in the case of each employee who is compensated on a commission basis to a description of the manner in which such commissions are determined and the specification of compensation earned by such employee in 1999), and whether such employee is employed under a written contract or is covered by a written severance agreement. Except pursuant to written employment agreements and written severance agreements listed on Schedule 4.7(b), and in the schedule referred to in Section 12(c) of the TBA, the only severance obligations of the Bonneville Entities with respect to employees at KZLA are set forth on Schedule 4.14(c). A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of KZLA has been delivered to the Emmis Entities.

         4.15 [INTENTIONALLY OMITTED]

         4.16 COMPLIANCE WITH LAW.

         Subject to the TBA, and except as specified on Schedule 4.16, the Bonneville Entities have operated and are operating KZLA in all material respects in compliance with the Act and all other material federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, no Bonneville Entity has received any written notice of material noncompliance pertaining to any operation of KZLA that has not been cured.

         4.17 [INTENTIONALLY OMITTED]

         4.18 ENVIRONMENTAL MATTERS.

         (a) Except as set forth on Schedule 4.18, the Bonneville Entities have obtained all environmental, health and safety permits necessary for the operation of KZLA, all such permits are valid and in full force and effect, and the Bonneville Entities are in compliance in all material respects with all terms and conditions of such permits.

         (b) Except as set forth on Schedule 4.18, there is no proceeding pending or, to any Bonneville Entity's Knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of KZLA, and to each Bonneville Entity's Knowledge, there is no basis for any such proceeding.

         (c) Except as set forth on Schedule 4.18, to each Bonneville Entity's Knowledge, each Bonneville Entity has operated and is operating in all material respects in compliance with all material federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to such Bonneville Entity relating to environmental matters.

         (d) Except as set forth on Schedule 4.18, to each Bonneville Entity's Knowledge, there are no conditions or circumstances associated with the Bonneville Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 4.18, no Bonneville Entity owns or uses any electrical or other equipment containing polychlorinated biphenyls.

         (e) For the purposes of this Section 4.18, (i) "hazardous materials" shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, including but not limited to, friable asbestos, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, radon, lead and petroleum and petroleum byproducts, including oil or any fraction thereof, but excluding any such substances below applicable governmental action levels, or small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations, and (ii) "environmental law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

         (f) Except as set forth on Schedule 4.18, with respect to the operation of KZLA, no Bonneville Entity has filed or, to any Bonneville Entity's knowledge, been required to file any notice under any applicable material law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to
Section 103(a) or (c) of CERCLA or any other applicable environmental law or regulation has been or, to any Bonneville Entity's Knowledge, was required to be filed.

         (g) Except as set forth on Schedule 4.18, no Bonneville Entity has received any notice letter under CERCLA or any other written notice, and, to each Bonneville Entity's Knowledge, there is no investigation pending or threatened, to the effect that any Bonneville Entity has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon nor, to any Bonneville Entity's Knowledge, does there exist any basis for such investigation.

         (h) To each Bonneville Entity's Knowledge, except as identified on
Schedule 4.18, none of the Bonneville Operating Assets contains any hazardous materials or underground storage tanks; and no underground storage tank disclosed on Schedule 4.18 leaks or has leaked. The Bonneville Entities have furnished to the Emmis Entities copies of the environment reports, studies or analyses related to the Bonneville Operating Assets which are listed on Schedule
4.18. The Bonneville Entities are not aware of the existence of any other environmental reports, studies or analyses related to the Bonneville Operating Assets.

         4.19 BROKER'S OR FINDER'S FEES.

         Except as set forth on Schedule 4.19, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Bonneville Entity or any Affiliate of any Bonneville Entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         4.20 INSURANCE.

         Bonneville International has in full force adequate insurance covering the Bonneville Operating Assets relating to KZLA. Bonneville International also has in full force adequate workers compensation insurance and general liability insurance in amounts consistent with broadcasting industry standards for similar stations. All of such insurance policies are in full force and effect, and no Bonneville Entity is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage thereunder.

         4.21 TRANSACTIONS WITH AFFILIATES.

         Except as described on Schedule 4.21, no Bonneville Entity has been involved in any business arrangement or relationship relating to KZLA with any Affiliate of any Bonneville Entity, and no Affiliate of any Bonneville Entity owns any property or right, tangible or intangible, which is used in the operation of KZLA or is material to the Bonneville Assets or the business, operations, financial condition or results of operations of KZLA.

         4.22 BONNEVILLE ENTITIES' QUALIFICATION.

         Except as disclosed in Schedule 4.22 and as provided for in Section 5.3, the Bonneville Entities are, and at all times between the date hereof and up until and including Closing will be, legally, financially and otherwise qualified under the Act, HSR Act and all rules, regulations and policies of the FCC, the Department of Justice, the FTC and any other governmental agency, to acquire and operate the Emmis Stations. Except as disclosed in Schedule 4.22, to the Knowledge of the Bonneville Entities, there are no facts or proceedings which would reasonably be expected to disqualify the Bonneville Entities under the Act or HSR Act or otherwise from acquiring or operating the Emmis Stations or would cause the FCC not to approve the assignment of the Emmis FCC Licenses to the Bonneville Entities or the Department of Justice and the FTC not to allow the waiting period under the HSR Act to terminate within thirty (30) days of the filing provided for in Section 5.3. Except as disclosed in Schedule 4.22, the Bonneville Entities have no knowledge of any fact or circumstance relating to the Bonneville Entities or any of the Bonneville Entities' Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the Emmis FCC Licenses to the Bonneville Entities, (b) lead to a material delay in the processing by the FCC of the applications for such assignment or (c) lead to a material delay in the termination of the waiting period required by the HSR Act. Except as disclosed in Schedule 4.22, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the Emmis FCC Licenses to the Bonneville Entities, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

         4.23 WARN ACT.

         The Bonneville Entities are not planning or contemplating and has not made or taken any decisions or actions concerning the employees of the Emmis Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

         4.24 EXCLUSIVITY OF REPRESENTATIONS.

         THE REPRESENTATIONS AND WARRANTIES MADE BY THE BONNEVILLE ENTITIES IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE TBA) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE BONNEVILLE ENTITIES HEREBY DISCLAIM ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE EMMIS ENTITIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE BONNEVILLE OPERATING ASSETS IS TO BE TRANSFERRED TO EMMIS OPERATING SUBSIDIARY WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.

                                   ARTICLE V
                                OTHER COVENANTS

         5.1 CONDUCT OF EACH STATION'S BUSINESS PRIOR TO THE CLOSING DATE.

         Subject to the TBA, each Transferring Party covenants and agrees with the Recipient Party that from the date of this Agreement through the Closing Date, or the termination of this Agreement if earlier, unless the Recipient Party otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Transferring Party shall (and in the case of the Sinclair Stations, Emmis shall cause the Sinclair Entities to):

         (a) Operate or cause to be operated each Station of the Transferring Party in the ordinary course of business consistent with past practices, including (i) incurring promotional expenses substantially consistent with the amount currently budgeted, (ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace assets that are damaged or destroyed,
(iii) using commercially reasonable efforts to preserve the Station's present business operations, inventory levels, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Station consistent in all material respects with the type and quantity of the Station's programming consistent with past practice, and (iv) continuing the Station's usual and customary policy with respect to extending credit, writing of sales orders and collection of accounts receivable and the maintenance of its facilities and equipment;

         (b) Operate or cause to be operated each Station and otherwise conduct business of the Stations in all material respects in compliance with the terms or conditions of the Station's FCC Licenses, the Act, and all other material rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station;

         (c) Maintain or cause to be maintained each Station's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

         (d) Promptly notify the Recipient Party in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of any Station;

         (e) Timely comply in all material respects with the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of any Station;

         (f) Not sell, lease, or grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Assets used or held for use in connection with any Station except for dispositions of assets that (i) are in the ordinary course of business consistent with past practice and (ii) if material, are replaced by similar assets of substantially equal or greater value or utility;

         (g) Not amend, enter into, renew or extend, except in the ordinary course of business consistent with past practice, any Trade Agreement; any personal property lease that would cause the aggregate rent required to be paid under personal property leases (including amendments) entered into after the date of this Agreement that would constitute Station Agreements related to any relevant Station to exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00); any studio or office lease; antenna or transmitter space lease; network affiliation agreement; programming agreement; or any agreement described in Section 3.7(b)(vii) or Section 4.7(b)(vii);

         (h) Not enter into, amend, renew or extend any employment or talent contracts or other Station Agreements related to any relevant Station except on terms comparable to those of the

Transferring Party's Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practices;

         (i) Maintain or cause to be maintained in good operating condition and repair (except for ordinary wear and tear) the technical equipment that constitutes part of the Assets related to the Station and is currently in use;

         (j) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of any Station, except in the ordinary course of business consistent with past practice or as required by an employment or consulting agreement or in connection with and commensurate with a change in responsibility;

         (k) Not enter into any agreement relating to any Station (other than agreements that will be terminated prior to Closing) with any Affiliate of the owner or operator of the Station;

         (l) Except as required by law, not voluntarily enter into or amend any collective bargaining agreement applicable to any employees of any Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of any Station to provide that it shall be binding upon any "successor" employer or such employees; and

         (m) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement.

         The foregoing covenants of the Bonneville Entities shall be subject to the TBA and any Emmis Entity's action or failure to perform under the TBA.

         The Emmis Entities covenant and agree to use, and the foregoing covenants and agreements of the Emmis Entities in this Section shall, to the extent relating to the Sinclair Stations, be interpreted to require the Emmis Entities to enforce the Sinclair Agreement. Emmis shall not waive any of its rights under the Sinclair Agreement without the prior written consent of the Bonneville Entities, which shall not be unreasonably withheld, conditioned, or delayed.

         5.2. NOTIFICATION OF CERTAIN MATTERS.

         Each party to this Agreement shall give prompt notice to the other parties of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any party under this Agreement. The Emmis Entities shall give prompt notice to the Bonneville Entities of any of the above matters or events with respect to the Sinclair Agreement promptly after acquiring knowledge thereof.

         5.3 HSR FILINGS.

         The Emmis Entities and Bonneville Entities have previously made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with the transactions contemplated by this Agreement (the "HSR Filings"). The Sinclair Entities have previously made the filings required under the HSR Act in connection with the transactions contemplated by the Sinclair Agreement. The HSR Filings were made based on and as prescribed in the letter of intent dated June 21, 2000 between the Emmis Entities and the Bonneville Entities. The Emmis Entities and Bonneville Entities shall use their commercially reasonable efforts to diligently take, or to fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act; provided, however, that the Bonneville Entities shall not be required to disclose financial information regarding the Corporation of the President of the Church of Jesus Christ of Latter-Day Saints and its subsidiaries and affiliates (other than the Bonneville Entities) to any regulatory agency.

         5.4 FCC FILING.

         (a) The Emmis Entities and the Bonneville Entities have previously filed all applications with the FCC necessary to obtain the FCC Order, and shall cooperate in taking all commercially reasonable action necessary and proper to promptly obtain the FCC Order without a Material Adverse Condition and to cause the FCC Order to become a Final Action as soon as practicable, provided that commercially reasonable action shall not include payment or providing of material consideration to settle with an objecting party. The Emmis Entities and Bonneville Entities shall oppose and file such papers and pleadings with the FCC or other appropriate forum opposing and objecting to any petitions to deny or other objections filed with respect to the application for the FCC Order and any requests for reconsideration or judicial review of the FCC Order.

         (b) If the Closing shall not have occurred for any reason within the original effective period of the FCC Order, and neither party shall have terminated this Agreement under Article X, the parties shall jointly request an extension of the effective period of the FCC Order. No extension of the effective period of the FCC Order shall limit the exercise by either party of its right to terminate the Agreement under Article X.

         (c) The Emmis Entities and the Sinclair Entities have previously filed all applications with the FCC for the transactions contemplated by the Sinclair Agreement and the Emmis Entities shall take all actions set forth in Sections 5.4(a) and (b) above with respect to such applications of the Emmis Entities.

         5.5 TITLE; ADDITIONAL DOCUMENTS.

         Except to the extent already effected pursuant to the TBA, at the Closing, each Transferring Party shall transfer and convey to the Recipient Party good (and, in the case of real property, marketable) title to all of the Assets of the Transferring Party free and clear of any Liens except Permitted Liens. Each Transferring Party shall, upon request of the Recipient Party, execute or cause to be executed such documents, in addition to those delivered at the Closing, or in connection with the TBA, as may be necessary to confirm in the Recipient Party such title to the Assets of the Transferring Party and to carry out the purposes and intent of this Agreement, which documents shall be in a form reasonably acceptable to the Transferring Party and the Recipient Party. Each Recipient Party shall execute or cause to be executed such documents, in addition to those delivered at Closing, or in connection with the TBA, as may be necessary to confirm the Recipient Party's assumption of the Recipient Party's Assumed Obligations, which documents shall be in a form reasonably acceptable to the Transferring Party and the Recipient Party.

         5.6 OTHER CONSENTS.

         Each Transferring Party shall use its commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Station Agreements relating to the relevant Station without any condition or modification adverse to the Recipient Party or any Station to be conveyed to the Recipient Party pursuant to this Agreement, and each Recipient Party shall cooperate as reasonably requested by the Transferring Party in assisting the Transferring Party to obtain such consents. Neither the Transferring Party nor the Recipient Party shall be required to pay or grant any material consideration or divulge any confidential information or otherwise unduly prejudice itself in order for the Transferring Party to obtain any such consent or waiver except that the Transferring Party shall be required to obtain releases of Liens (other than Permitted Liens) which encumber any of the Transferring Party's Assets.

         5.7 INSPECTION AND ACCESS; FINANCIAL INFORMATION.

         Each Transferring Party shall, prior to the Closing Date, make available the assets, books, accounting records, correspondence and files of the Emmis Stations and KZLA (to the extent related to the operation thereof) for examination by the Recipient Party, its officers, attorneys, accountants and agents, with the right to make copies of all or portions of such books, records and files. Such access will be available during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of any Station. If Closing occurs, the books, records and files that are not part of but relate to the Assets conveyed by a Transferring Party shall be preserved and maintained by the Transferring Party for four (4) years after the Closing, and the books, records and files that are part of the Assets conveyed to a Recipient Party shall be maintained and preserved by the Recipient Party for a period of four (4) years after the Closing. Each such Party shall give the other Party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other Party's expense to copy, such books and records retained by it as reasonably requested by the other Party.

         The Emmis Entities covenant and agree, and the foregoing covenants and agreements of the Emmis Entities in this Section shall, to the extent relating to the Sinclair Stations, be interpreted to require the Emmis Entities to enforce the Sinclair Agreement.

         5.8 CONFIDENTIALITY.

         Subject to Section 5.15, all information delivered or made available to a Recipient Party or a Recipient Party's representatives or otherwise disclosed in writing by the Transferring Party (or its representatives) before or after the date of this Agreement, in connection with the transactions contemplated by this Agreement, shall be kept confidential by the Recipient Party and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent (i) such information was otherwise publicly available when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to the Recipient Party or its Affiliates, (iii) such information is required to be disclosed by law, judicial or other governmental rule or order, or the rules of any stock exchange, or (iv) such duty as to confidentiality is waived in writing by the Transferring Party. The Bonneville Entities shall continue to be bound by the terms and provisions of the confidentiality letter dated June 21, 2000 executed and delivered by Bonneville International to Emmis; and the Emmis Entities shall continue to be bound by the terms and provisions of the Confidentiality Agreement dated June 21, 2000 executed and delivered by Emmis in favor of the Bonneville Entities.

         5.9 PUBLICITY.

         The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which will not be unreasonably withheld), except as required by law or applicable regulations, in which case the Party issuing the press release or announcement shall provide the other Party with a copy thereof sufficiently in advance of such issuance to permit the other Party to comment thereon.

         5.10 MATERIAL ADVERSE EFFECT.

         The Emmis Entities and the Bonneville Entities will promptly notify the other Party of any event of which the Emmis Entities or the Bonneville Entities, as the case may be, obtain knowledge which has had or could reasonably be expected to have Material Adverse Effect with respect to either the Emmis Stations or KZLA.

         5.11 COMMERCIALLY REASONABLE EFFORTS.

         Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement. Subject to the terms and conditions of the Sinclair Agreement, Emmis will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition of the Sinclair Agreement in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by the Sinclair Agreement.

         5.12 FCC REPORTS AND APPLICATIONS.

         Each Transferring Party shall file or cause to be filed, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to each Station of the Transferring Party. In addition, each Transferring Party shall timely file or cause to be filed all applications necessary for renewal of any of the FCC Licenses used in the operation of any Station of the Transferring Party, shall prosecute or cause to be prosecuted each such application with diligence, shall in each case seek or cause to be sought renewal for a full term, and shall diligently oppose or cause to be opposed any objection to, appeal from or petition to reconsider the grant of any such renewal application.

         The Emmis Entities covenant and agree, and the foregoing covenants and agreements of the Emmis Entities in this Section shall, to the extent relating to the Sinclair Stations, be interpreted to require the Emmis Entities to enforce the Sinclair Agreement.

         5.13 TAX RETURNS AND PAYMENTS.

         Each Transferring Party will timely file or cause to be filed with the appropriate governmental agencies all Tax Returns required to be filed with respect to each Station of the Transferring Party prior to Closing and timely pay or cause to be paid all Taxes reflected on such Tax Returns as owing.

         5.14 NO SOLICITATION.

         From the date hereof until the earlier of Closing or termination of this Agreement, no Transferring Party or any Affiliate of a Transferring Party shall directly or indirectly (i) knowingly discuss, solicit or encourage any proposal or offer from any Person relating specifically to the acquisition or purchase of any interest in the Transferring Party or any material assets of any Station of the Transferring Party, or any merger, consolidation or other business combination with the Transferring Party (each an "Acquisition

Proposal"), or (ii) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition Proposal.


         5.15 AUDITED FINANCIAL STATEMENTS.

         The Bonneville Entities recognize that Emmis is a publicly reporting company and agrees that Emmis shall be entitled at Emmis' expense to cause audited and unaudited financial statements of KZLA to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Emmis as a publicly reporting company or registrant. The Bonneville Entities agree to cooperate with Emmis and the auditing accountants as reasonably requested by Emmis in connection with the preparation and filing of such financial statements, including providing a customary management representation letter (to the best of the signatory's knowledge and belief) in the form prescribed by generally accepted auditing standards and using their commercially reasonable efforts to obtain the consent of the Bonneville Entities' independent accounting firm to permit Emmis and Emmis' auditors to have access to such firm's workpapers as they relate solely to KZLA operations. Under no circumstance shall the preparation of any financial statements pursuant to such audit (i) require a Bonneville Entity to change or modify any accounting policy, (ii) cause any unreasonable disruption in the business or operations of KZLA, or (iii) cause any delay that is more than de minimis in any internal reporting requirements of either Bonneville Entity.

         5.16 DISCLOSURE SCHEDULES.

         (a) Each Party will use its commercially reasonable efforts to promptly supplement or amend its Schedules hereto with respect to any matter arising after the date of this Agreement that would have been required to be set forth or described in a Schedule or that is necessary to correct any information in a Schedule or in any representation or warranty; provided that if the other Party fails to object within fifteen (15) days after receipt of such supplement or amendment, such other Party shall be deemed to have waived its rights to object to such proposed supplement or amendment. If such other Party makes a timely objection pursuant to this Section 5.16(a), any such proposed supplement or amendment will not be permitted, except as thereafter mutually agreed.

         (b) Each Recipient Party acknowledges and agrees that the Transferring Party shall not be liable for the failure of the Transferring Party's Schedules to be accurate as a result of the operation of the Station or Stations of the Transferring Party prior to a Closing in accordance with Section 5.1 of this Agreement. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of such Schedules.

         5.17 BULK SALES LAW.

         Each Recipient Party hereby waives compliance by the Transferring Party with the provisions of any applicable bulk transfer laws in connection with the Transferring Party's conveyances to the Recipient Party as contemplated by this Agreement.

         5.18 MULTI-STATION AGREEMENTS.

         To the extent Station Agreements used in the operation of a Transferring Party's Station or Stations are part of multi-station group contracts with beneficial rates and terms, the Transferring Party shall use its commercially reasonable efforts (excluding, however, the incurrence of material cost or expense) to provide the Recipient Party such beneficial rates and terms, except for the rate payable to any national sales representative which shall be separately negotiated by the Recipient Party and the national sales representative.

         5.19 EMMIS STATION REAL ESTATE.

         (a) The Emmis Assets will include the Lease Agreement dated as of March 15, 1994 (the "Initial Manchester Road Lease" and the Lease dated September 15, 1995 (the "Supplemental Manchester Road Lease" and together with the Initial Manchester Road Lease, the "Manchester Road Leases") with respect to studio and office space at 8081 Manchester Road, St. Louis, Missouri (the "Manchester Road Premises") now used in the operation of WIL and WRTH. The Manchester Road Premises are also used in the operation of radio station KIHT(FM) which the Emmis Entities are to acquire pursuant to the Sinclair Agreement. Immediately before the Closing under this Agreement, Emmis will cause the studio and office equipment used in the operation of KIHT and located at the Manchester Road Premises to be conveyed to Emmis Operating Subsidiary, and in exchange for such equipment, shall cause Emmis Operating Subsidiary to convey the studio and office equipment located at 800 Union Street, St. Louis, Missouri and now used in operation of WKKX, to the Subsidiary of Emmis that will acquire the assets (other than FCC licenses) of KIHT. The studio and office equipment of KIHT that is conveyed to Emmis Operating Subsidiary will be included in the Emmis Assets to be conveyed to the Bonneville Entities as provided in this Agreement. The result of this exchange of equipment will be that upon Closing, the studio and office equipment of WKKX will be located at the Manchester Road Premises for use in the operation of WKKX pursuant to the terms of the lease of the Manchester Road Premises. Any cost associated with the actions contemplated by this Section
5.19 shall be borne by the Emmis Entities.

         (b) At Closing, Emmis and Bonneville International will enter into a sublease for a term of eighteen (18) months, terminable by Bonneville International upon thirty (30) days prior written notice, and at the rent specified in and otherwise in the form and substance of Exhibit A, under which Bonneville International will be entitled to use, possession and enjoyment of the portion described in such sublease of the premises at 1215 Cole Street, St. Louis, Missouri for the studio and offices of WVRV (the "Sublease").

         (c) Before or after Closing, the Emmis Entities will identify premises in the St. Louis metropolitan area (which may consist of the Manchester Road Premises plus additional space at such location) available for rent and suitable for use as studio and offices for the operation of all the Emmis Stations (the "New Premises") and will negotiate a lease of the New Premises (the "New Premises Lease"), under which Bonneville International will be the tenant, for use as the studio and offices of all the Emmis Stations for a term of at least eight (8) years at a fair market rent for space in the St. Louis metropolitan area suitable for use as studios and offices for the operation of the Emmis Stations. The New Premises, including the configuration, size and location, and the provisions of the New Premises Lease (other than an eight-year (8) term) will be subject to the approval of Bonneville International which will not be unreasonably withheld, conditioned or delayed. The Emmis Entities will use their good faith efforts to negotiate a nondisturbance agreement on commercially reasonable terms with each holder of a mortgage lien superior to the Tenant's rights under the New Premises Lease. Bonneville International will be entitled to participate in the negotiation of the New Premises Lease and any such nondisturbance agreement. The Emmis Entities will diligently perform the foregoing covenants under this Section 5.19(c), and subject to receiving Bonneville International's reasonable cooperation and assistance (which will not, however, include payment by Bonneville International of any cost or expense for which the Emmis Entities are responsible under this Section 5.19(c)), the Emmis Entities will complete such performance no later than necessary to permit Bonneville International to occupy and use the New Premises, within eighteen
(18) months after the Closing Date, as the studios and offices for the operation of all the Emmis Stations. In addition, the Emmis Entities shall (i) pay the reasonable cost of tenant finish and leasehold improvements necessary to make the New Premises suitable, within Bonneville International's reasonable judgment, for use as the studios and offices of all the Emmis Stations, and (ii) contemporaneously with the payment thereof by Bonneville International, reimburse Bonneville International for (A) the amount by which the aggregate rent paid by Bonneville International per month under Sections 4 and 6 of the Initial Manchester Road Lease and Sections 4.1 and 9 of the Supplemental Manchester Road Lease exceeds $13,815 per month (in each case prorated for any partial month), (B) the cost of terminating the Manchester Road Leases prior to their expiration date, including any termination penalties payable to the landlord, and (C) the reasonable costs to move the studios and offices of all the Emmis Stations to the New Premises, including, but not limited to, any fees and costs incurred for permits and approvals and the reasonable fees and expenses of architects, engineers, brokers, attorneys and other professionals in connection therewith. Subject to the foregoing, Bonneville International shall cooperate as reasonably requested by the Emmis Entities in effecting the termination of the Manchester Road Leases at such time and upon such terms and conditions as approved by the Emmis Entities and Bonneville International, which approval shall not be unreasonably withheld, conditioned or delayed. Such cooperation by Bonneville International shall not require Bonneville International to pay any additional cost or expense or incur any additional obligations.

         (d) At Closing, Emmis and Bonneville International will enter into a sublease, subject to the consent of the lessor which consent must be obtained by Emmis, at a rent of $1,200 per month for the term specified in and otherwise substantially in the form and substance of Exhibit B, under which Emmis will be entitled to use, possession and enjoyment of an antenna location and a transmitter room for KIHT located at the Manchester Road Premises (the "KIHT Sublease").

         (e) The WIL auxiliary broadcast antenna (the "WIL Auxiliary Antenna") is now located at the Manchester Road Premises. In the event the Manchester Road Leases are terminated prior to their current expiration date, Emmis shall use its commercially reasonable efforts to relocate, at Emmis' expense, the WIL Auxiliary Antenna prior to such termination to a location that will permit the broadcast quality of, and the area covered by, the WIL signal to be substantially as adequate for WIL as now provided by the WIL Auxiliary Antenna and auxiliary transmitter at the Manchester Road Premises. The new location for the WIL Auxiliary Antenna, and the terms (including rent at a fair market rate) of the new lease for such location, shall be subject to Bonneville International's prior written approval which will not be unreasonably withheld, conditioned or delayed. At Bonneville's election, Emmis' obligations in connection with such relocation of the WIL Auxiliary Antenna shall include using its commercially reasonable efforts to obtain the necessary FCC license for the new location or Emmis' reimbursement of Bonneville for the reasonable out-of-pocket expenses incurred by Bonneville in obtaining such FCC license. Emmis shall not be obligated to pay any rent or otherwise be liable for any obligations under the new lease for the new location.

         (f) The lease between Poole Properties, Inc. and Bonneville International dated as of May 29, 1998 and listed as Item 1 on Schedule 4.9 (the "Poole Properties Lease") constitutes one of the KZLA Station Agreements that is being assigned to and assumed by the Emmis Entities as part of the Emmis Assumed Obligations; provided, however, that notwithstanding such assumption by the Emmis Entities, Bonneville International agrees to reimburse the Emmis Entities contemporaneously with the payment thereof by the Emmis Entities for one-half of all rent and other amounts paid by the Emmis Entities pursuant to the terms of the Poole Properties Lease (but not for any period that the Emmis Entities are making use of the properties leased pursuant to the Poole Properties Lease) and any amount paid by the Emmis Entities to the Landlord under the Poole Properties Lease in connection with termination of the Poole Properties Lease. In the event the Emmis Entities sublease the premises under the Poole Properties Lease or otherwise derive revenue from such premises, Bonneville International's reimbursement obligation shall be reduced by one-half of the rent or other revenue received by the Emmis Entities under any such sublease or otherwise derived from the premises under the Poole Properties Lease. In the event such rent or other revenue received by the Emmis Entities exceeds the rent and other amounts paid by the Emmis Entities pursuant to the terms of the Poole Properties Lease, Bonneville International shall be entitled to one-half of such excess.

         5.20 SINCLAIR CLOSING.

         Emmis shall exercise commercially reasonable efforts to close the transactions contemplated in the Sinclair Agreement and shall fully exercise all of its rights under the Sinclair Agreement so as to require Sinclair to close the transactions contemplated in the Sinclair Agreement in accordance with the terms and conditions of the Sinclair Agreement.

                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                         OF THE EMMIS ENTITIES TO CLOSE

         The Emmis Entities' obligation under this Agreement to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by the Emmis Entities in writing:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING CERTIFICATE.

         (a) The representations and warranties of the Bonneville Entities contained in this Agreement or in any other Document shall be true and correct in all material respects on the date of this Agreement, and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time) with the same effect as though made on and as of the Closing Date, except for changes permitted under this Agreement or caused by any Emmis Entity's action or failure to perform under the TBA, and except where the failure to be true and complete (determined without regard to any materiality or Knowledge qualifications therein) does not have a Material Adverse Effect with respect to KZLA.

         (b) The Bonneville Entities shall have delivered to the Emmis Entities on the Closing Date an officer's certificate that the conditions specified in Sections 6.1(a), 6.2, and 6.8 are satisfied as of the Closing Date.

         6.2 PERFORMANCE OF AGREEMENT.

         Each Bonneville Entity shall have performed in all respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or at Closing.


         6.3 FCC ORDER.

         (a) The FCC Order shall have been granted without any Material Adverse Condition with respect to KZLA notwithstanding that it may not have become a Final Action; provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Order is issued and becomes effective, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of the Emmis Entities' counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Order, then the Emmis Entities' obligation to effect the Closing shall be subject to the further condition that the FCC Order shall have become a Final Action.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the Bonneville FCC Licenses to Emmis License Subsidiary shall have been satisfied.

         (c) All of the Bonneville FCC Licenses material to the operation of KZLA as conducted as of the date hereof shall be in full force and effect.

         6.4 HSR ACT.

         The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         6.5 OPINIONS OF BONNEVILLE ENTITIES' COUNSEL.

         The Emmis Entities shall have received (a) the written opinion or opinions of the Bonneville Entities' counsel, dated as of the Closing Date, that
(i) each Bonneville Entity is a corporation duly formed and in good standing under the laws of the State of Utah and Bonneville International is in good standing and is duly authorized to transact business as a foreign corporation under the laws of California, Illinois and Missouri, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of each Bonneville Entity, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by each Bonneville Entity and constitute valid and legally binding obligations enforceable against each Bonneville Entity in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity; and (b) the written opinion of the Bonneville Entities' FCC counsel, dated as of the Closing Date, that except as set forth in Schedule 4.6, (i) Bonneville Holding holds the Bonneville FCC Licenses listed in a schedule to such legal opinion, and the Bonneville FCC Licenses (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for the operation of KZLA and (B) constitute all of the licenses and authorizations issued by the FCC to the Bonneville Entities for, or in connection with, the operation of KZLA, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the Bonneville FCC Licenses by Bonneville Holding to Emmis License Subsidiary have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel's knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against any Bonneville Entity that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the Bonneville FCC Licenses, except FCC proceedings generally affecting the radio industry. Each opinion may be subject to customary qualifications and limitations.

         6.6 REQUIRED CONSENTS.

         The Bonneville Entities shall have obtained prior to Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Emmis Entities' counsel and without any adverse modification or condition that is material to the Emmis Subsidiaries or KZLA, which are required under each Station Agreement indicated with an asterisk on Schedule 4.9.

         6.7 DELIVERY OF CLOSING DOCUMENTS.

         The Bonneville Entities shall have delivered or caused to be delivered to the Emmis Entities on the Closing Date each of the Documents to be delivered pursuant to Section 8.2.

         6.8 NO ADVERSE PROCEEDINGS.

         No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against any of the Bonneville Entities that would make unlawful the purchase and sale of the Bonneville Assets as contemplated by this Agreement.

         6.9 CONCURRENT CONVEYANCES.

         The Bonneville Entities shall have conveyed the Bonneville Assets to the Emmis Subsidiaries as provided in this Agreement concurrently with the Emmis Subsidiaries' conveyance of the Emmis Assets to the Bonneville Entities as provided in this Agreement.

         6.10 CLOSING UNDER SINCLAIR AGREEMENT.

         The Emmis Subsidiaries shall have acquired the Sinclair Stations, including the FCC Licenses (as defined in the Sinclair Agreement) used in the operation of the Sinclair Stations, in accordance with the terms of the Sinclair Agreement.

                                   ARTICLE VII
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF THE BONNEVILLE ENTITIES TO CLOSE

         The Bonneville Entities' obligation under this Agreement to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by the Bonneville Entities in writing:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING CERTIFICATE.

         (a) The representations and warranties of the Emmis Entities in this Agreement or in any other Document and the material representations and warranties of the Sinclair Entities contained in the Sinclair Agreement, shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time) with the same effect as though made on and as of the Closing Date except for changes permitted under this Agreement and except where the failure to be true and complete (determined without regard to any materiality or Knowledge qualifications therein) does not have a Material Adverse Effect with respect to the Emmis Stations.

         (b) The Emmis Entities shall have delivered to the Bonneville Entities on the Closing Date an officer's certificate that the conditions specified in Sections 7.1(a), 7.2, and 7.8 are satisfied as of the Closing Date and that all documents described in Section 8.3(l) have been delivered.

         7.2 PERFORMANCE OF AGREEMENT.

         Each Emmis Entity and Sinclair Entity shall have performed in all respects all of its covenants, agreements and obligations required by this Agreement and the Sinclair Agreement to be performed or complied with by it prior to or at Closing.

         7.3 FCC ORDER.

         (a) The FCC Order shall have been granted without any Material Adverse Condition with respect to any of the Emmis Stations notwithstanding that it may not have become a Final Action; provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Order is issued and becomes effective, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of the Bonneville Entities' counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Order, then the Bonneville Entities' obligation to effect the Closing shall be subject to the further condition that the FCC Order shall have become a Final Action.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the Emmis FCC Licenses to Bonneville Holding shall have been satisfied.

         (c) All of the Emmis FCC Licenses material to the operation of any of the Emmis Stations as conducted as of the date hereof shall be in full force and effect.

         7.4 HSR ACT.

         The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         7.5 OPINIONS OF EMMIS ENTITIES' COUNSEL.

         The Bonneville Entities shall have received (a) the written opinion or opinions of the Emmis Entities' counsel, dated as of the Closing Date, that (i) each Emmis Entity is a corporation duly formed and in good standing under the laws of the state of its formation and is in good standing and is duly authorized to transact business as a foreign corporation under the laws of each applicable jurisdiction, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of each Emmis Entity, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by each Emmis Entity and constitute valid and legally binding obligations enforceable against each Emmis Entity in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity; and (b) the written opinion of the Emmis Entities' FCC counsel, dated as of the Closing Date, that except as set forth in Schedule 3.6, (i) Emmis License Subsidiary holds the Emmis FCC Licenses listed in a schedule to such legal opinion, and the Emmis FCC Licenses (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for the operation of the Emmis Stations and (B) constitute all of the licenses and authorizations issued by the FCC to Emmis License Subsidiary for, or in connection with, the operation of the Emmis Stations, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the Emmis FCC Licenses by Emmis License Subsidiary to Bonneville Holding have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel's knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against any Emmis Entity that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the Emmis FCC Licenses, except FCC proceedings generally affecting the radio industry. Each opinion may be subject to customary qualifications and limitations.

         7.6 REQUIRED CONSENTS.

         The Emmis Entities shall have obtained prior to Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Bonneville Entities' counsel and without any adverse modification or condition that is material to the Bonneville Entities or any of the Emmis Stations, which are required under each Station Agreement indicated with an asterisk on Schedule 3.9.

         7.7 DELIVERY OF CLOSING DOCUMENTS.

         The Emmis Entities shall have delivered or caused to be delivered to the Bonneville Entities on the Closing Date each of the Documents to be delivered pursuant to Section 8.3.

         7.8 NO ADVERSE PROCEEDINGS.

         No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against any of the Emmis Entities that would make unlawful the purchase and sale of the Emmis Assets as contemplated by this Agreement.

         7.9 CONCURRENT CONVEYANCES.

         The Emmis Subsidiaries shall have conveyed the Emmis Assets to the Bonneville Entities as provided in this Agreement concurrently with the Bonneville Entities' conveyance of the Bonneville Assets to the Emmis Subsidiaries as provided in this Agreement.

         7.10 CLOSING UNDER SINCLAIR AGREEMENT.

         The Emmis Subsidiaries shall have acquired the Sinclair Stations, including the FCC Licenses (as defined in the Sinclair Agreement) used in the operation of the Sinclair Stations, in accordance with the terms of the Sinclair Agreement, and Emmis shall not have waived any of its rights under, or amended or modified in any manner, the Sinclair Agreement.



                                  ARTICLE VIII
                                    CLOSING

         8.1 TIME AND PLACE.

         The closing of the exchange of Assets pursuant to this Agreement (the "Closing") shall take place on the date of this Agreement (the "Closing Date").

         8.2 DELIVERIES BY THE BONNEVILLE ENTITIES.

         At the Closing, the Bonneville Entities shall deliver to, or cause to be delivered to, the Emmis Entities the following, in each case in form and substance reasonably satisfactory to the Emmis Entities:

         (a) The opinions of the Bonneville Entities' counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5;

         (b) To the extent available from applicable jurisdictions, governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Bonneville Entity is duly organized and in good standing in the State of Utah and, as to Bonneville International, is authorized to transact business as a foreign corporation and in good standing in the States of California, Illinois and Missouri;

         (c) A certificate of a Secretary or Assistant Secretary of each Bonneville Entity attesting as to the incumbency of each officer of such Bonneville Entity who executes this Agreement and any of the other Documents and to similar customary matters;

         (d) A bill of sale, special warranty deed, assignments and other instruments of transfer and conveyance transferring the Bonneville Assets (other than those transferred at the Commencement of the TBA) to the Emmis Subsidiaries, in form acceptable to the Emmis Entities in their reasonable judgment;

         (e) The certificate described in Section 6.1(b);

         (f) The consents or waivers prescribed in Section 6.6;

         (g) A certificate for each of the Bonneville Entities dated as of the Closing Date and executed by the Secretary of the Bonneville Entity certifying that the resolutions, as attached to such certificate, were duly adopted by the Bonneville Entity's Board of Directors to duly authorize and approve the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

         (h) Affidavits executed by the appropriate Bonneville Entity regarding mechanic's liens sufficient to allow deletion of such liens as a standard exception in final title insurance policies to be issued pursuant to any title insurance commitments which Emmis Operating Subsidiary shall have obtained to insure fee simple title to any of the Bonneville Owned Real Property or leasehold title to any of the Bonneville Leased Real Property;

         (i) An assumption agreement, in form acceptable to the Emmis Entities within their reasonable judgment, pursuant to which the Bonneville Entities shall assume and agree to perform the Bonneville Assumed Obligations;

         (j) The Sublease and the KIHT Sublease;

         (k) All keys to and actual possession of all of the Bonneville Operating Assets (other than the Bonneville Excluded Assets); and

         (l) Such additional information and materials as the Emmis Entities shall have reasonably requested in writing to evidence the satisfaction of the conditions to their obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by the Bonneville Entities at Closing.

         8.3 DELIVERIES BY THE EMMIS ENTITIES.

         At the Closing, the Emmis Entities shall deliver to, or cause to be delivered to, the Bonneville Entities the following, in each case in form and substance reasonably satisfactory to the Bonneville Entities:

         (a) The opinions of the Emmis Entities' counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 7.5;

         (b) To the extent available from applicable jurisdictions, governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Emmis Entity is duly organized and in good standing in its state of formation and, as to Emmis Operating Subsidiary, is authorized to transact business as a foreign corporation and in good standing in the States of California and Missouri;

         (c) A certificate of a Secretary or Assistant Secretary of each Emmis Entity attesting as to the incumbency of each officer of such Emmis Entity who executes this Agreement and any of the other Documents and to similar customary matters;

         (d) A bill of sale, special warranty deed, assignments and other instruments of transfer and conveyance transferring the Emmis Assets to the Bonneville Entities, and evidence of the termination or release of all Liens (other than Permitted Liens) on the Emmis Assets, in each case in form acceptable to the Bonneville Entities in their reasonable judgment;

         (e) The certificate described in Section 7.1(b);

         (f) The consents or waivers prescribed in Section 7.6;

         (g) A certificate for each of the Emmis Entities dated as of the Closing Date and executed by the Secretary of the Emmis Entity certifying that the resolutions, as attached to such certificate, were duly adopted by the Emmis Entity's Board of Directors to duly authorize and approve the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

         (h) Affidavits executed by the appropriate Emmis Entity or Sinclair Entity regarding mechanic's liens sufficient to allow deletion of such liens as a standard exception in final title insurance policies to be issued pursuant to any title insurance commitments which the Bonneville Entities shall have obtained to insure fee simple title to any of the Emmis Owned Real Property or leasehold title to any of the Emmis Leased Real Property;

         (i) An assumption agreement, in form acceptable to the Bonneville Entities within their reasonable judgment, pursuant to which the Emmis Entities shall assume and agree to perform the Emmis Assumed Obligations;

         (j) The Sublease and the KIHT Sublease;

         (k) All keys to and actual possession of all of the Emmis Operating Assets (other than the Emmis Excluded Assets);

         (l) Copies of all material documents delivered to or by the Emmis Entities pursuant to Sections 8.2 and 8.3 of the Sinclair Agreement; and

         (m) Such additional information and materials as the Bonneville Entities shall have reasonably requested in writing to evidence the satisfaction of the conditions to their obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by the Emmis Entities at Closing.


                                   ARTICLE IX
                                INDEMNIFICATION

         9.1 SURVIVAL.

         All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any Party, and the Closing shall not be deemed a waiver by any Party of the representations, warranties, covenants or agreements of any other Party in this Agreement or any other Documents; provided, however, that the period of survival shall, (i) with respect to the representations and warranties in Sections 3.18 and 4.18 (Environmental Matters), end eighteen (18) months after the Closing Date, and
(ii) in the case of any other representation or warranty, end twelve (12) months after the Closing Date (in each case, the "Survival Period"). The survival of covenants and agreements shall not end. No claim for breach of any representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

         9.2 INDEMNIFICATION BY THE EMMIS ENTITIES.

         (a) Subject to Section 9.2(b), the Emmis Entities shall, jointly and severally, indemnify, defend, and hold harmless the Bonneville Entities and their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, a "Bonneville Entities' Loss") relating to, arising out of or resulting from:

                  (i) Any breach, misrepresentation, failure or omission to perform, or other violations by any Emmis Entity of any of its representations, warranties, covenants or agreements in this Agreement, the TBA or any other Document; or

                  (ii) Any obligation, indebtedness or Liability of any Emmis Entity or Sinclair Entity (other than the Bonneville Assumed Obligations), regardless of whether disclosed to the Bonneville Entities and regardless of whether constituting a breach, misrepresentation, failure or omission to perform, or other violation by an Emmis Entity of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                  (iii) Noncompliance by any Emmis Entity with the provisions of any bulk sales act, if applicable, in connection with the transactions contemplated by this Agreement; or

                  (iv) The Sinclair Lawsuit; or

                  (v) An event of default arising solely under and by reason of
         Section 23(e) of the Initial Manchester Road Lease; or

                  (vi) Any breach, misrepresentation, failure or omission to perform, or other violation by any Emmis Entity or Sinclair Entity of any of their representations, warranties, covenants or agreements in the Sinclair Agreement.

         (b) If Closing occurs, notwithstanding anything to the contrary contained herein, the Emmis Entities shall not be obligated to indemnify, defend, hold harmless, pay or reimburse the Bonneville Entities except to the extent that (i) the aggregate amount of the Bonneville Entities' Losses exceeds Five Hundred Thousand Dollars ($500,000) (the "Bonneville Threshold") (and then only to the extent the aggregate amount of the Bonneville Entities' Losses exceed Two Hundred Fifty Thousand Dollars ($250,000)) and (ii) the aggregate amount of the Bonneville Entities' Losses is less than Twenty-Two Million Dollars ($22,000,000) (the "Bonneville Cap"), provided that any payment owed by the Emmis Entities to the Bonneville Entities for any of the Bonneville Entities' Losses pursuant to, under or relating to Section 2.7, Section 9.2(a)(ii), (iii), (iv), or (v), Section 13.1, Section 13.2, the Emmis Assumed Obligations, Taxes owed by any Emmis Entity or any Sinclair Entity or constituting a Lien on any Emmis Asset, or Section 12(b) or (c) of the TBA, shall not be counted in determining whether the Bonneville Threshold limitation is satisfied or the Bonneville Cap is reached, and the Bonneville Entities shall have the right to recover any such Bonneville Entities' Losses without regard to the Bonneville Threshold limitation or the Bonneville Cap limitation. No Emmis Entity shall have any indemnification liability for those environmental conditions disclosed on Schedule 3.18 or disclosed pursuant to the reports listed on such schedule.

         9.3 INDEMNIFICATION BY THE BONNEVILLE ENTITIES.

         (a) Subject to Section 9.3(b), the Bonneville Entities shall, jointly and severally, indemnify, defend, and hold harmless the Emmis Entities and their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, an "Emmis Entities' Loss") relating to, arising out of or resulting from:

                  (i) Any breach, misrepresentation, failure or omission to perform, or other violation by any Bonneville Entity of any of its representations, warranties, covenants or agreements in this Agreement, the TBA or any other Document; or

                  (ii) Any obligation, indebtedness or Liability of any Bonneville Entity (other than the Emmis Assumed Obligations), regardless of whether disclosed to the Emmis Entities and regardless of whether constituting a breach, misrepresentation, failure or omission to perform, or other violation by a Bonneville Entity of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                  (iii) Noncompliance by any Bonneville Subsidiary with the provisions of any bulk sales act, if applicable, in connection with the transactions contemplated by this Agreement.

         (b) If Closing occurs, notwithstanding anything to the contrary contained herein, the Bonneville Entities shall not be obligated to indemnify, defend, hold harmless, pay or reimburse the Emmis Entities except to the extent that (i) the aggregate amount of the Emmis Entities' Losses exceeds Five Hundred Thousand Dollars ($500,000) (the "Emmis Threshold") (and then only to the extent the aggregate amount of the Emmis Entities' Losses exceed Two Hundred Fifty Thousand Dollars ($250,000)) and (ii) the aggregate amount of the Emmis Entities' Losses is less than Twenty-Two Million

Dollars ($22,000,000) (the "Emmis Cap"), provided that any payment owed by the Bonneville Entities to the Emmis Entities for any of the Emmis Entities' Losses pursuant to, under or relating to Section 2.7, Section 9.3(a)(ii) or (iii),
Section 12.2(b) or (c), Section 13.1, Section 13.2, the Bonneville Assumed Obligations, or Taxes owed by any Bonneville Entity or constituting a Lien on any Bonneville Asset, shall not be counted in determining whether the Emmis Threshold limitation is satisfied or the Emmis Cap is reached, and the Emmis Entities shall have the right to recover any such Emmis Entities' Losses without regard to the Emmis Threshold limitation or the Emmis Cap limitation. No Bonneville Entity shall have any indemnification liability for those environmental conditions disclosed on Schedule 4.18 or disclosed pursuant to the reports listed on such schedule.

         9.4 ADMINISTRATION OF INDEMNIFICATION.

         For purposes of administering the indemnification, defense, hold harmless, payment and reimbursement provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

         (a) Whenever a claim shall arise for indemnification, defense, hold harmless, payment or reimbursement under this Article, the party entitled to indemnification, defense, hold harmless, payment, or reimbursement (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification, defense, hold harmless, payment, or reimbursement is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification, defense, hold harmless payment, or reimbursement hereunder.

         (b) In the event of any claim for indemnification, defense, hold harmless, payment, or reimbursement resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such defense may be subject to the Indemnifying Party's right to contest the obligation to indemnify, defend, hold harmless, pay or reimburse. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (at each such party's own expense) who shall cooperate with one another in defending against such claim.

         (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably determines is appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article; provided, however, that the Indemnifying Party shall have the right to contest through appropriate proceedings its obligation to provide indemnification, defense, hold harmless, payment or reimbursement hereunder.

         (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that actual loss or prejudice occurs as a result of such failure or delay. A Recipient Party shall not be deemed to have notice of any claim solely by reason of any knowledge acquired on or prior to the Closing Date by an employee of any Station acquired by the Recipient Party pursuant to this Agreement.

         (e) Any indemnification, defense, hold harmless, payment or reimbursement amounts not paid when due under this Article IX shall bear interest from such due date until paid in full at a rate per annum equal to the prime rate at such due date plus three percent (3.0%) (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

         (f) The right to indemnification, defense, hold harmless, payment or reimbursement hereunder shall be the exclusive remedy of any Party after the Closing in connection with any breach by any other Party of its representations, warranties, covenants or agreements.

         9.5 MITIGATION AND LIMITATION OF DAMAGES.

         Each Party hereto agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment, or reimbursement hereunder. Notwithstanding anything contained in this Agreement to the contrary, no Party shall be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.


                                    ARTICLE X
                                  TERMINATION

         10.1 RIGHT OF TERMINATION.

         This Agreement may be terminated prior to Closing:

         (a) By written agreement of the Emmis Entities and the Bonneville Entities; or

         (b) By written notice from a Party that is not then in material breach of this Agreement if:

                  (i) The other Party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating Party is received by the other Party; or

                  (ii) On the date that would otherwise be the Closing Date if any of the conditions precedent to the obligations of the Emmis Entities (in the case of termination by the Emmis Entities) set forth in Sections 6.1(a), 6.1(b), 6.2, 6.5, 6.6 and 6.7 of this Agreement, or any of the conditions precedent to the obligations of the Bonneville Entities (in the case of termination by the Bonneville Entities) set forth in Sections 7.1(a), 7.1(b), 7.2, 7.5, 7.6 and 7.7 of this Agreement, have not been satisfied or waived in writing by the Party with respect to which satisfaction is a condition precedent to its obligation to close (whether or not occurring as the result of the other Party's material breach of any provision of this Agreement); or

                  (iii) Closing does not occur on or before June 20, 2001; or

                  (iv) That Party has terminated the TBA because of a material breach by the other Party thereunder.

         10.2 OBLIGATIONS UPON TERMINATION.

         Sections 5.8, 5.9, 13.2 and 13.4 through 13.15 and Articles IX and X shall survive the termination of this Agreement and remain in full force and effect. Each Party to this Agreement shall remain liable after termination for breach of this Agreement prior to termination.

         10.3 TERMINATION NOTICE.

         If the terminating Party is entitled to terminate this Agreement pursuant to the Subsection of Section 10.1 specified in the termination notice, then termination will be deemed effected pursuant to the specified Subsection notwithstanding that termination could be effected pursuant to more than one such Subsection.

         10.4 SINGLE PARTY.

         For purposes of this Article X, (i) no Emmis Entity shall in any event constitute an "other Party" in relation to any other Emmis Entity, (ii) neither Bonneville Entity shall in any event constitute an "other Party" in relation to the other Bonneville Entity, (iii) all Emmis Entities shall together constitute but a single Party, (iv) both Bonneville Entities shall together constitute but a single Party, (v) any breach of this Agreement by one Emmis Entity shall be deemed to constitute a breach of this Agreement by all Emmis Entities, and (vi) any breach of this Agreement by one Bonneville Entity shall be deemed to constitute a breach of this Agreement by both Bonneville Entities.


                                   ARTICLE XI
                              CONTROL OF STATIONS

         Between the date of this Agreement and the Closing Date, (i) the Emmis Entities shall not control, manage or supervise the operation of KZLA or the conduct of its business, all of which shall remain the sole responsibility and under the control of the Bonneville Entities, subject to the Bonneville Entities' compliance with this Agreement and the TBA; and (ii) the Bonneville Entities shall not control, manage or supervise the operation of the Emmis Stations or the conduct of their business, all of which shall remain the sole responsibility and under the control of the Emmis Entities, subject to the Emmis Entities' compliance with this Agreement.


                                   ARTICLE XII
                               EMPLOYMENT MATTERS

         12.1 KZLA EMPLOYEES.

         Section 12 of the TBA shall govern employment matters as to employees at KZLA.

         12.2 EMMIS STATIONS' EMPLOYEES.

         (a) Except for the employees listed on Schedule 12.2(a) (the "Excluded Employees"), on the Closing Date, Bonneville International shall offer employment to all employees who perform services for an Emmis Station at a comparable salary, position and place as held by each such employee immediately prior to the Closing Date or in accordance with the expired terms of the two (2) union contracts covering certain of such employees (such contracts being listed on Schedule 3.7(b)). The employees who perform services for and are employed at an Emmis Station immediately prior to the Closing Date (excluding, however, the Excluded Employees) are herein referred to as the "Emmis Employees." The Emmis Entities will cooperate with Bonneville International in its efforts to hire the Emmis Employees. Those Emmis Employees who accept such offer are herein referred to as the "Transferred Employees." Bonneville International shall comply with the terms of any employment contract relating to any Transferred Employee to the extent expressly assumed or required to be assumed by Bonneville International hereunder.

         (b) Bonneville International will assume responsibility for any severance that may be owed to any Transferred Employee under the two (2) expired union contracts (including credit for prior employment service) and the employment contracts listed on Schedule 3.7(b) in connection with Bonneville International's termination without cause of such Transferred Employee. If the union or any union Emmis Employee makes any demand upon any Emmis Entity (directly or indirectly) for severance pay pursuant to either expired union contract, applicable law or any agreement entered into by Bonneville International for (i) any union Transferred Employee terminated by Bonneville International or (ii) for any union Emmis Employee who
(A) is terminated by any Emmis Entity or Sinclair Entity as of the Closing Date in connection with this Agreement and (B) does not accept Bonneville International's offer of employment, Bonneville International will defend, indemnify and hold harmless the Emmis Entities against such demand. In addition, Bonneville International shall assume the obligation to bargain with the designated collective bargaining representatives of the Emmis Employees and the operative terms that under applicable law continue in effect under the two (2) expired union contracts listed on Schedule 3.7(b), and promptly after Closing, Bonneville International will notify the relevant unions of its agreement to assume such obligations as provided in this subsection.

         (c) Bonneville International shall pay the severance described in
Schedule 3.14(c) for any (i) other Transferred Employees who are terminated by Bonneville International without cause within one (1) year after being hired by Bonneville International or (ii) except for the Excluded Employees, any other employees that perform services at any Emmis Station to whom Bonneville International either does not offer employment to or to whom Bonneville International offers employment, but such offer is not for a comparable salary, position and place and such offer is rejected by such employee; provided, however, that Bonneville International's total amount of severance obligations in the aggregate shall not exceed the amount of the Bonneville Severance Cap as set forth on Schedule 12.2(c).

         (d) Bonneville International shall not assume any obligation to pay bonuses to any Excluded Employees (or any other employee whom Bonneville International is not obligated under this Agreement to hire) who are not hired by Bonneville International pursuant to any "Severance/Retention Agreements" or other similar agreements listed on Schedule 3.7(b)(vi) entered into with such employees by any Emmis Entity or Sinclair Entity; provided, however, that Bonneville International shall assume such obligation with respect to each Emmis Employee to whom Bonneville International does not offer employment or to whom Bonneville International offers employment but such offer is not for a comparable salary, position and place and such offer is rejected by such Emmis Employee.

         (e) Bonneville International shall cause all Transferred Employees to be eligible as of the Closing Date to participate in Bonneville International's employee benefit plans in which similarly situated employees of Bonneville International are generally eligible to participate from time to time; provided, however, Bonneville International represents and agrees that all transferred employees and their spouses and dependents shall be eligible for coverage immediately after the Closing Date under Bonneville International's health insurance plan in accordance with the terms and provisions of such plan and shall not be excluded from coverage under such plan on account of any pre-existing condition except as otherwise provided in Schedule 12.2(e). Each Transferred Employee shall be given credit, to the extent permitted by law, for prior service with any Emmis Entity or Sinclair Entity, any affiliate of such Emmis Entity or Sinclair Entity or any prior owner of the applicable Emmis Station to the extent provided in Schedule 12.2(e) for purposes of determining eligibility to participate in Bonneville International's 401(k) plan, vesting under Bonneville International's Profit Sharing Plan, and vacation earned under Bonneville International's vacation plan.

         (f) No provisions of this Agreement shall create any third party beneficiary rights of any employees or former employee (including any beneficiary or dependent thereof) of the Emmis Stations in respect of continued employment (or resumed employment) with Bonneville International or Emmis or in respect of any other matter.

         (g) Except as set forth in Schedule 12.2(a), there are no employees performing services for both an Emmis Station and any other station(s) who will remain employed at such other station(s) and whose services are reasonably necessary for the operation of such Emmis Station.

         (h) Notwithstanding any other provision herein, Bonneville International does not assume any obligation in any employment contract for Transferred Employees (or any other employees of the Emmis Stations) relating to stock options.

                                  ARTICLE XIII
                                 MISCELLANEOUS

         13.1 FURTHER ACTIONS.

         From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Transferring Party shall use commercially reasonable efforts after closing to obtain any required consents to the assignment of any Station Agreement used in the operation of a Transferring Party's Station or Stations and to be transferred to the Recipient Party pursuant to this Agreement, and shall keep the Recipient Party informed of any problems or delays in obtaining such required consents. The Emmis Entities acknowledge that Bonneville International will assume any Station Agreement which is indicated on Schedule 3.7 as relating in part to any station other than an Emmis Station only to the extent such Station Agreement relates to an Emmis Station and is not an Emmis Excluded Asset. Emmis and Bonneville International agree to use commercially reasonable efforts to separate each such multi-station Station Agreement into two replacement agreements, with one relating only to the Emmis Stations and one relating only to one or more stations owned by an Emmis Entity or its Affiliates. The Emmis Entities agree to indemnify Bonneville from any expenses, loss, damage, liability or other adverse consequence suffered by Bonneville resulting from breach of any multi-station Station Agreement by stations(s) other than the Emmis Stations, excluding, however, consequential damages. Bonneville agrees to indemnify the Emmis Entities from any expense, loss, damage, liability or other adverse consequence suffered by the Emmis Entities or their Affiliates from breach of any multi-station Station Agreement by Bonneville, excluding, however, consequential damages.

         13.2 PAYMENT OF EXPENSES.

         (a) The fees for the HSR Filings, the fees for filing the applications with the FCC under Section 5.4, and the Transfer Taxes payable in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Emmis Entities and fifty percent (50%) by the Bonneville Entities.

         (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.



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

         13.3 SPECIFIC PERFORMANCE.

         Each Transferring Party acknowledges that the Station or Stations of the Transferring Party are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by the Transferring Party. Accordingly, as an alternative to termination of this Agreement under Section 10.1, if the Recipient Party is not then in material default hereunder, the Recipient Party shall be entitled, in the event of the Transferring Party's breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or the Department of Justice) by a decree of specific performance or injunctive relief requiring the Transferring Party to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, the Recipient Party's right to recover damages and to pursue any other remedies available to the Recipient Party for the Transferring Party's breach. In any action to specifically enforce the Transferring Party's obligation to close the transactions contemplated by this Agreement, the Transferring Party shall waive the defense that there is an adequate remedy at law or in equity and any requirement that the Recipient Party prove actual damages. As a condition to seeking specific performance, the Recipient Party shall not be required to tender the Recipient Party's Assets as contemplated by Section 2.5 but shall be required to demonstrate that the Recipient Party is ready, willing and able to tender the Recipient Party's Assets as contemplated by such Section.

         13.4 NOTICES.

         All notices, payments (unless otherwise specified herein), demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service), sent by telecopy (with receipt personally confirmed by telephone) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

         (a) If to the Emmis Entities, to:

                     Emmis Communications Corporation
                     One Emmis Plaza
                     40 Monument Circle, Suite 700
                     Indianapolis, IN 46204
                     Attention:  Jeffrey H. Smulyan, Chairman
                     Attention:  J. Scott Enright, Esq.

                     Emmis Communications Corporation
                     15821 Ventura Boulevard, Suite 685
                     Encino, CA 91436
                     Attention: Gary Kaseff, Esq.

             Copy to:

                     Bose McKinney & Evans LLP
                     2700 First Indiana Plaza
                     135 North Pennsylvania Street
                     Indianapolis, IN 46204
                     Attention: David L. Wills

         (b) If to the Bonneville Entities, to:

                     Bonneville Holding Company
                     55 North 300 West, Eighth Floor
                     Salt Lake City, Utah 84180
                     Attention:  President



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

                     Bonneville International Corporation
                     55 North 300 West, Eighth Floor
                     Salt Lake City, Utah 84180
                     Attention: President

             Copy to:

                     Bonneville International Corporation
                     55 North 300 West, Eighth Floor
                     Salt Lake City, Utah 84180
                     Attention:  General Counsel

or to such other address as a Party may from time to time give notice to the other Party in writing (as provided above). Any such notice, payment, demand or communication shall be deemed to have been given or made (i) if so mailed, on the date indicated on the return receipt, and (ii) if delivered by courier or telecopy, on the date received.

         13.5 ENTIRE AGREEMENT.

         This Agreement, the Schedules, the Exhibit, the TBA and the other Documents executed contemporaneously herewith constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the Parties hereto with respect to the subject matter hereof.

         13.6 BINDING EFFECT; BENEFITS.

         Except as otherwise expressly provided in this Agreement, (i) the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties to this Agreement and their respective successors or permitted assigns, and (ii) nothing in this Agreement, express or implied, shall confer on any person other than the Parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.7 ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, provided that (i) either Party may assign its rights under this Agreement as collateral security to any lender providing financing to the Party or any of its Affiliates, and
(ii) no such assignment shall relieve any Party of its obligations hereunder.

         13.8 GOVERNING LAW.

         This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

         13.9 AMENDMENTS AND WAIVERS.

         No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions, but any such waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition under this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.



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

         13.10 SEVERABILITY.

         Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.11 HEADINGS.

         The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         13.12 COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and by any Party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

         13.13 REFERENCES.

         All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified. References herein to a "Party" shall mean the Bonneville Entities on one hand and the Emmis Entities on the other.

         13.14 SCHEDULES AND EXHIBITS.

         Unless otherwise specified in this Agreement, each Schedule and Exhibit referenced in this Agreement is attached to, and is incorporated by reference into, this Agreement.

         13.15 JOINT AND SEVERAL LIABILITY.

         The Emmis Entities shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Emmis Entities under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document. The Bonneville Entities shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Bonneville Entities under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document.

         13.16 BONNEVILLE ENTITIES NOT RESPONSIBLE FOR EMMIS ENTITIES' ACTIONS UNDER TBA.

         Notwithstanding anything contained herein to the contrary, the Bonneville Entities shall not be deemed to have breached any representation, warranty, covenant or agreement of the Bonneville Entities contained herein or to have failed to satisfy any condition precedent to the Emmis Entities' obligations under this Agreement (nor shall the Bonneville Entities have any liability or responsibility to the Emmis Entities in respect of any such representation, warranty, covenant, agreement or condition precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of any Emmis Entity (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with any Emmis Entity's performance of its obligations under the TBA or (ii) the failure of any Emmis Entity to perform any of its


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

obligations under the TBA. The Emmis Entities acknowledge and agree that the Bonneville Entities shall not be deemed to be responsible for, or to have authorized or consented to, any action or failure to act on the part of any Emmis Entity (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with the TBA by reason of the fact that prior to Closing the Bonneville Entities shall have the legal right to control, manage or supervise the operation of KZLA or the conduct of its business.


                            [Signature Page Follows]







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

         Executed as of the date first written above.

                                        BONNEVILLE HOLDING COMPANY


                                        By:_________________________________
                                        Printed:____________________________
                                        Its:________________________________


                                        BONNEVILLE INTERNATIONAL COMPANY


                                        By:_________________________________
                                        Printed:____________________________
                                        Its:________________________________

                                                "Bonneville Entities"


                                        EMMIS COMMUNICATIONS CORPORATION


                                        By:_________________________________
                                        Printed: ___________________________
                                        Its:________________________________

                                        EMMIS 106.5 FM BROADCASTING CORPORATION
                                          OF ST. LOUIS


                                        By:_________________________________
                                        Printed: ___________________________
                                        Its:________________________________



                                        EMMIS 106.5 FM LICENSE CORPORATION
                                          OF ST. LOUIS


                                        By:_________________________________
                                        Printed: ___________________________
                                        Its:________________________________

                                                  "Emmis Entities"






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